As filed with the Securities and Exchange Commission on April 28, 2003
                           Registration No. 333-74992
           -----------------------------------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM SB-2/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           GRAVITY SPIN HOLDINGS, INC.

     Nevada                          7380                      98-0351859
(State or other               (Primary Standard             (I.R.S.Employer
 jurisdiction                     Industrial             Identification Number)
of incorporation            Classification Number)
or organization)


            101 Convention Centre Drive, STE 700 Las Vegas, NV 89109
                               (Registered office)

                    30 Eglinton Avenue West, Suite 21, Box 72
                      Mississauga, Ontario, Canada L5R 3E7
                     Tel (905) 602-5229, Fax (905) 507-1761.
                               (Operating office)


                                  With copy to:

                                 Stepp Law Group
                           1301 Dove Street, Suite 460
                         Newport Beach, California 92660
                      Tel: (949)660-9700 Fax:(949)660-9010
                               (Agent for Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X]


If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section8(a), may determine.

                         CALCULATION OF REGISTRATION FEE

Title of each                                  Proposed per     Proposed            Amount
Class of  Securities    Amount                 share maximum    maximum aggregate   of
To be registered        to be registered (2)   offering price   offering price      registration fee
----------------------------------------------------------------------------------------------------
Common Shares:          10,771,600              $0.20 (1)       $2,154,320          $568.74


(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) and based on a bona fide estimate of the maximum offering price.
(2) All of the issued and outstanding common shares of Gravity Spin Holdings Inc. are being offered by the holders of such stock for resale. The selling shareholders will sell at a maximum price of $0.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

                                   PROSPECTUS
                                   ----------

                           GRAVITY SPIN HOLDINGS, INC.
                           ---------------------------
                              A NEVADA CORPORATION
                              --------------------

        10,771,600 Shares of Common Stock of Gravity Spin Holdings, Inc.


This prospectus relates to the resale of all of the issued and outstanding common shares (10,771,600) of Gravity Spin Holdings Inc. We have been advised by the selling stockholders that they are selling all the issued and outstanding shares being registered in this offering and they may sell all or a portion of their common shares offered from time to time in the over the counter market, in privately negotiated transactions, or otherwise, including sales through or directly to a broker or dealer. The selling shareholders will sell at a maximum price of $0.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Our common stock is not currently listed on any national exchange or electronic quotation system. In connection with any sales, any broker or dealer participating in such sales may be deemed to be an underwriter within the meaning of the Securities Act of 1933. We will not receive proceeds from any sales of our common stock by the selling stockholders, but we will bear all expenses incurred in connection with the offering.


You should carefully consider the Risk Factors beginning on Page 2 of this
--------------------------------------------------------------------------
prospectus before purchasing any of the common stock offered by this prospectus.
-------------------------------------------------------------------------------


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission. Our selling stockholders may not offer or sell their shares of our common stock until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The selling shareholders will sell at a maximum price of $0.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

                   Estimated Maximum          Underwriting discounts   Proceeds to issuer
                   Offering Price Range to    and commissions
                   Public
----------------   ------------------------   ----------------------   -------------------
Per share          $0.01 to 0.20                      $0.00                    $0.00
Total maximum      $107,716 to $2,154,320             $0.00                    $0.00



                 The date of this prospectus is April 28, 2003.

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


                                TABLE OF CONTENTS


PROSPECTUS SUMMARY...........................................................1

THE OFFERING.................................................................1

SELECTED FINANCIAL INFORMATION...............................................1

RISK FACTORS.................................................................2

FORWARD LOOKING STATEMENTS...................................................5

USE OF PROCEEDS..............................................................6

DETERMINATION OF SHARE PRICE.................................................6

DILUTION.....................................................................6

DIVIDEND POLICY..............................................................6

SELLING STOCKHOLDERS.........................................................6

PLAN OF DISTRIBUTION.........................................................8

LEGAL PROCEEDINGS...........................................................10

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROLING PERSONS.............10

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............10

DESCRIPTION OF SECURITIES...................................................11

EXPERTS.....................................................................11

LIMITATION OF LIABILITY AND INDEMNIFICATION.................................11

DESCRIPTION OF BUSINESS.....................................................12

THE COMPANY.................................................................12

THE COMMUNICATION-MARKETING INDUSTRY........................................12

MARKET AND INDUSTRY TRENDS..................................................13

BUSINESS OF THE COMPANY.....................................................14

DESCRIPTION OF PROPERTY.....................................................19

REGULATORY ENVIRONMENT......................................................19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS..................................................................19

LIQUIDITY AND CAPITAL RESOURCES.............................................22

--------------------------------------------------------------------------------
Post-Effective Amendment Registration Statement          Table of Contents i

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................23

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS....................24

EXECUTIVE COMPENSATION......................................................24

ADDITIONAL INFORMATION......................................................25

FINANCIAL STATEMENTS - UNAUDITED TO JANUARY 31, 2003........................26

FINANCIAL STATEMENTS - AUDITED YEAR ENDED JULY 31, 2002.....................33

PART II.....................................................................46

INDEMNIFICATION OF DIRECTORS AND OFFICERS...................................46

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.................................46

RECENT SALES OF UNREGISTERED SECURITIES.....................................46

EXHIBITS....................................................................48

UNDERTAKINGS................................................................48

SIGNATURES..................................................................49






























--------------------------------------------------------------------------------
Post-Effective Amendment Registration Statement          Table of Contents ii

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


PROSPECTUS SUMMARY
------------------


We were incorporated under the laws of the State of Nevada on April 4, 2001. Our United States offices are located at 101 Convention Centre Drive, STE 700 Las Vegas, NV 89109. Our principal office is located at 30 Eglinton Avenue West, Suite 21, Box 72 Mississauga, Ontario, Canada L5R 3E7. Our telephone number is
(905) 602-5229, and our fax number is (905) 507-1761.

We have one wholly owned subsidiary, Gravity Spin Inc. Our subsidiary was incorporated under the laws of the Province of Ontario, Canada on March 3, 2000. Separate operating office is located at 30 Eglinton Avenue West, Suite 21, Box 72 Mississauga, Ontario, Canada L5R 3E7. Our subsidiary, Gravity Spin Inc. offers services in most areas of the communication-marketing industry. Our subsidiary's business services include digital media, online marketing, brand identity research and creation, and corporate communications services.

On June 30, 2001 Gravity Spin, Inc. and its shareholders finalized a corporate reorganization with Gravity Spin Holdings, Inc. to affect the corporate structure that exists at the date of this registration statement. After the reorganization Gravity Spin Holdings, Inc. owned all of the issued and outstanding stock of Gravity Spin Inc.



THE OFFERING
------------

This prospectus relates to 10,771,600 common shares of our common stock to be sold by the selling stockholders identified in this prospectus.


SELECTED FINANCIAL INFORMATION
------------------------------


The following table presents summary historical consolidated financial information for the first fiscal year ended July 31, 2001, July 31, 2002 and the six months ended January 31, 2003 and certain balance sheet information. The Selected Financial Information should be read in conjunction with the Consolidated Financial Statements and Notes appearing in this Prospectus.

Summary of Consolidated Statement of Operations

                                          January 31, 2003     July 31, 2002     July 31, 2001
                                          (6 months ended)

Net Sales                                 $   232,404          $   350,441       $   166,269
Net (Loss)                                $   (16,023)         $   (58,186)      $   (28,500)

Net (Loss) per share-Basic                $        (*)         $        (*)      $        (*)
Weighted Average shares outstanding       $10,771,600          $10,385,600       $10,000,000

Summary of Consolidated Balance Sheet
Current Assets                            $   176,054          $   146,572       $    72,263
Current Liabilities                       $   238,347          $   192,542       $   148,783
Total Assets                              $   196,915          $   166,038       $    95,306
Stockholders Equity (Deficit)             $   (41,432)         $   (26,504)      $   (53,477)

     * Less than $0.01







--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 1

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


RISK FACTORS
------------

An investment in our common stock involves a high degree of risk. Prospective investors should carefully consider the following factors concerning the business of Gravity Spin Holdings, Inc. and its subsidiary and the offering, and should consult independent advisors as to the technical, tax, business and legal considerations regarding an investment in shares of our common stock.


We have had losses and limited revenue since inception and expect to continue
-----------------------------------------------------------------------------
incurring losses in the foreseeable future.
-------------------------------------------
We had revenue of $166,269 in the fiscal year ended July 31, 2001, and revenue of $350,441 in the fiscal year ended July 31, 2002 which was not sufficient to fund our operation. As at July 31, 2002, we had net losses from operations of $45,529 and an accumulated deficit of $113,649. We had revenue of $232,404 in the period ended January 31, 2003, which was not sufficient to fund our operation. As at January 31, 2003, we had net losses from operations of $16,023 and an accumulated deficit of $129,672. Accordingly, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in connection with the establishment of a new business in a highly competitive industry, characterized by new product introductions. We anticipate that we will continue to incur substantial operating expenses in connection with the market development and promotion of our services. There can be no assurance that we will be able to significantly increase revenues or achieve profitable operations and therefore, our business may fail to lack of capital.


We may need additional financing to implement our business plan and such
------------------------------------------------------------------------
financing may be unavailable or too costly.
-------------------------------------------
Our future liquidity and capital requirements will depend on numerous factors, including: timing and amount of funds required for, or generated by, operations; level of our infrastructure spending; and unanticipated challenges or opportunities. If our cash flows from operations and existing liquidity resources become insufficient to fund our operations, we may need to obtain additional equity or debt financing. In this case, we may seek to raise additional funds through public or private financing, strategic relationships or other arrangements. This additional funding may not be available on terms acceptable to us, or at all. Debt financing might involve restrictive covenants that would limit our operating flexibility. Moreover, strategic arrangements may require us to relinquish our rights to certain of our intellectual property. Finally, if adequate funds are not available on acceptable terms, we may find it necessary to limit our service offering or be unable to develop or enhance our products and services, take advantage of future opportunities or respond to the competitive market.

The market place may not accept and utilize our services.
---------------------------------------------------------
The communication-marketing industry is highly competitive. In North America, our competitors include large multinational communication-marketing companies present in both Canada and the United States, as well as numerous small and mid-size agencies. Competitors offer integrated services or specialize in one or several communications disciplines. There can be no assurance that services developed by us will ever achieve significant market acceptance. Our services compete with a number of communication-marketing companies, as well as new services currently under development by such companies and others. The degree of market acceptance of any services developed by us will depend on a number of factors, including the price of our services, and their availability and timeliness of the services rendered. The marketplace may not accept and utilize any services developed by our company or our subsidiary. If our services are not accepted by the market place, an investor's entire investment in our common stock may be lost.

The communication-marketing industry is subject to downturns in general economic conditions and changes in client business and marketing budgets. Our prospects, business, financial condition and results of operations may be materially adversely affected by the downturn in general economic conditions in one or more markets or changes in client business and marketing budgets.

There is no assurance that our trade secrets will remain confidential and
-------------------------------------------------------------------------
therefore our proprietary information may not be protected.
-----------------------------------------------------------
A certain amount of our know-how and proprietary technology may not be patentable. To protect our rights, we require management personnel, employees, consultants, and advisors to keep such information confidential. There is no assurance, however, that our employees will remain confidential regarding our

--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 2

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


trade secrets, know-how or other proprietary information. Any unauthorized use or disclosure of our confidential information would damage our ability to compete in the industry.


If we lose key personnel or fail to attract key personnel it will affect the
----------------------------------------------------------------------------
ability of our company to operate profitably.
---------------------------------------------
We are dependent upon a relatively small number of key management personnel and key employees and the loss of any of these key management personnel and key employees would have an adverse effect on our company. In particular we rely on Mr. Bruce Turner and Mr. Marco Fernandez. Competition among communication-marketing companies for qualified employees is intense, and the ability to retain and attract qualified individuals is critical to the success of our company. Currently, none of our management personnel has an employment agreement with us. Therefore, there can be no assurance that we will be able to attract and retain such individuals currently or in the future on acceptable terms, or at all. In addition, we do not maintain "key person" life insurance on any officer, employee or consultant of our company.


Our business is labor intensive, and thus our success depends on identifying, hiring, training and retaining talented professionals. If a significant number of our current employees, contractors or senior managers leave, we may be unable to complete or retain existing projects or bid for new projects of similar scope and revenues. Even if we retain the employees and contractors necessary to perform our services, our management must continually recruit talented professionals for our business. However, competition for these employees is intense, particularly in the communication-marketing industries. In addition, our industry and business are subject to high turnover rates among employees. As a result, we may be unable to successfully attract, assimilate or retain qualified personnel. The failure to retain or attract the necessary personnel would reduce our capacity to handle new client engagements and therefore decrease our revenues.

The inexperience of our management may affect our ability to be profitable and
------------------------------------------------------------------------------
survive.
--------
Senior management has no prior experience in the business of the company. The current management will rely on the expertise of our senior employees and consultants to assist with project management. Their experience in the communication marketing services industry may lead to costly mistakes and the failure of our company.


Due to limitations on the liability of our directors and officers, and our
--------------------------------------------------------------------------
indemnification of those officers and directors, we may have to pay for their
-----------------------------------------------------------------------------
errors.
-------
Our Articles of Incorporation provide for a limitation of liability of our officers and directors regarding a breach of fiduciary duty except for when the act or omission of the officer or director involves the violation of criminal law or the payment of distributions in violation of N.R.S. 78.300. Nevada General Corporation Law also provides for indemnification of officers and directors who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor or is or was serving at the request of the corporation as a director or officer against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by them in connection with the defense or settlement of the action or suit if they are not liable pursuant to NRS 78.138 or acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the corporation.


Any limitation on the liability of any director, or indemnification of our directors, officers, or employees, could result in substantial expenditures being made by our company in covering any liability of such persons or in indemnifying them.

Absence of cash dividends may affect a shareholders return on his investment.
-----------------------------------------------------------------------------
The board of directors does not anticipate paying cash dividends on the shares of our common stock for the foreseeable future and intends to retain any future earnings to finance the growth of our business. Payment of dividends, if any, will depend, among other factors, on earnings, capital requirements, and the general operating and financial condition of our company, and will be subject to legal limitations on the payment of dividends out of paid-in capital.

Risk of low priced securities may affect the liquidity of the company's stock.
------------------------------------------------------------------------------
Our common stock will be subject to the so called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure in connection with any trades involving a stock


--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 3

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


defined as a penny stock (generally, according to recent regulations adopted by the U.S. Securities and Exchange Commission, any equity security that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. The regulations governing low-priced or penny stocks will limit the ability of broker-dealers to sell our common stock and the ability of the investors to sell their securities in the secondary market.


Because we are a small communication - marketing company the price of our common
--------------------------------------------------------------------------------
stock may be volatile.
----------------------
We expect the prices of our stock to be volatile. The market prices for the securities of technology companies have historically been highly volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of any particular company. The market price of the shares may be affected significantly by factors such as announcements by our company or our competitors, variations in our results of operations, and market conditions in the communication-marketing industries in general. The market price may also be affected by movements in prices of stock in general. As a result of these factors, purchasers of our common stock may not be able to liquidate an investment in the shares readily or at all.

The maintenance of our present operating subsidiary Gravity Spin Inc. depends on
--------------------------------------------------------------------------------
it maintaining a relatively small number of clients who account for a
---------------------------------------------------------------------
significant percentage of its business.
---------------------------------------
Our subsidiary has a relatively small number of clients that contribute a significant percentage of our consolidated gross income. Our top five clients on a percentage basis and by revenue for the period of August 1, 2002 to January 31, 2003 are:

Doral International, Doral Boats and Doral
  Marine Resort*                                       $142,463.61 (62.7%)
BW Pharmacy*                                           $21,998.40   (9.7%)
Suzuki Marine*                                         $10,678.12   (4.6%)
Wings*                                                 $9,922.82    (4.4%)
Tradition*                                             $6,613.65    (2.9%)

*An exchange rate of .63 from Canadian currency to US currency was used for conversion


Our clients' policies on conflicts of interest typically prohibit us from performing similar services for competing products or companies. The ability of agencies within communication-marketing organizations to acquire new clients or additional assignments from existing clients may be limited by the conflict policies followed by many clients. These conflict policies typically prohibit agencies from performing similar services for competing products or companies. Some of the company's principal competitors are organized as holding companies for more than one global advertising agency network. This allows them to perform services for competing products of competing companies. The company has one global advertising agency network. Accordingly, the ability of the company to compete for new advertising assignments and, to a lesser extent, other communication-marketing assignments, may be limited by these conflict policies.

Clients may move their advertising and other communications assignments from agency to agency, or may divide their assignments among two or more agencies with relative ease. As is typical in the communication-marketing industry, we have lost clients for a variety of reasons, including conflicts with new clients. Clients are also generally able to reduce marketing and communications spending or cancel projects at any time for any reason. The loss of even one large client would have a material adverse effect on our revenues and might cause us to fail.

Acquisitions could dilute shareholders and affect ongoing operations.
---------------------------------------------------------------------
Our management has considered the acquisition of other companies, assets, technologies or product lines that would complement or expand our existing business as one potential growth strategy. Acquisitions involve a number of risks that could adversely affect our operating results, including potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, the diversion of management's attention from our existing business, difficulties and delays in the assimilation of the operations and personnel of the acquired companies, the amortization of acquired intangible assets and the potential loss of key employees of the acquired companies. Management has no experience with acquisitions, and there can be no assurance that we will be able to grow through targeted acquisitions, or that, even if such acquisitions are successful, that we will be able to integrate the operations, products or


--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 4

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


personnel gained through any acquisitions without a material adverse effect on our business, financial condition and results of operations.

Because we are controlled by a small group of shareholders, investors will have
-------------------------------------------------------------------------------
little or no control over our company or our management.
--------------------------------------------------------
Prior to this offering, the principal shareholders (S.S. Holdings Inc., White Sands Holdings Inc., and Oakridge Holdings Inc.) own 92.9 percent of the outstanding common stock and will control the company and its management only if they do not sell their combined shares under this registration statement to below 50%. If the principal shareholders do not sell their stock under this offering to the extent where they dilute their combined stock holdings to less than 50% of the outstanding stock, these shareholders may be able to exercise control over all matters requiring shareholder approval, including the election of directors the acquisition or disposition of assets and approval of significant corporate transactions such as the issuance of future stock. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company and investors will not be able to replace our management if they disagree with the way our business is being run. Because control by insiders could result in management making decisions that are in the best interest of those insiders and not in the best interest of the investors, you may lose some or all of the value of your investment in our company.

Our lack of long-term contracts with our clients reduces the predictability of
------------------------------------------------------------------------------
our revenues.
-------------
We generally do not have long-term contracts with our clients but instead are retained on an engagement-by-engagement basis. These engagements vary in size and scope and thus make our revenues difficult to predict. In addition, although we utilize standard contracts, the negotiation time and the final terms of the contract can vary substantially, decreasing the predictability of our revenue. In general, our standard contract provides for termination by either party after notice and a transition period of up to 60 days. Our clients also could unilaterally reduce or modify the scope or use of our services. Some of our operating expenses are relatively fixed and cannot be reduced on short notice to compensate for such unanticipated variations in the timing, number or size of our engagements in progress. Because we incur costs based on our expectations of revenues from future engagements, our failure to predict our revenues accurately may cause the increase in our expenses to outpace revenue growth, if any, which would seriously harm our financial condition, results of operations and cash flows and might lead to failure of the company.

If we fail to accurately predict costs related to our fixed-fee projects, we may
--------------------------------------------------------------------------------
lose money on these projects.
-----------------------------
Most of our current projects are on a fixed-fee basis, rather than on a time and materials basis. Often, we fix the fee and timeframe before we finalize the design specifications. The risk of miscalculations in pricing is high because we work with complex, compressed timeframes, and therefore it can be difficult to judge the time and resources necessary to complete a project. If we miscalculate the resources or time necessary to complete our projects, we could have cost overruns and we could lose money on these projects, which could seriously harm our operating results.


FORWARD LOOKING STATEMENTS
--------------------------

Certain statements in this prospectus, including, without limitation, those described under the sections entitled "Risk Factors," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" constitute "forward looking statements". These statements can be identified by forward-looking words such as "expect," "believe," "goal," "plan," "intend," "estimate," "may" and "will" or similar words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company or events, or timing of events, relating to the company to differ materially from any future results, performance or achievements of the company expressed or implied by such-forward looking statements. These include statements concerning the immediate need for the company to raise significant additional capital to finance operations in the near-term and the inability to provide assurances that such capital will be available on favorable terms to us, if at all; the delay our achievement of substantial market penetration and widespread acceptance of our products; the failure to sell our products in amounts sufficient to help us achieve our sales goals; the expense of product development and the uncertainty of profitability and sustainability of revenues and profitability.



--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 5

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


USE OF PROCEEDS
---------------

The shares of common stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus. All net proceeds from the sale of the common stock will go to the respective selling stockholders who offer and sell their shares of common stock. We will not receive any part of the proceeds from such sales of common stock.


DETERMINATION OF SHARE PRICE
----------------------------

The price of the 10,771,600 common shares being registered has been determined arbitrarily and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have generated limited revenues to date, the price of the shares is not based on past earnings, nor is the price of the shares indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.


DILUTION
--------

Since all of the shares being registered are already issued and outstanding, no dilution will result from this offering.


DIVIDEND POLICY
---------------

We have never paid cash dividends and do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We intend to retain any earnings for use in the operation of our business. Our Board of Directors will determine dividend policy in the future based upon, among other things, our results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time. We intend to retain appropriate levels of our earnings, if any, to support our business activities.


SELLING STOCKHOLDERS
--------------------

The following list of selling shareholders includes (1) the number of shares of common shares currently owned by each selling shareholder, (2) the number of shares being offered for resale hereby by each selling shareholder; and (3) the number and percentage of shares of common stock to be held by each selling shareholder after the completion of this offering. The registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares.

On June 30, 2001 pursuant to Regulation "S" we entered into an agreement with the following shareholders, who each exchanged 30 shares of the issued and outstanding stock of Gravity Spin Inc, for our shares of common stock, as follows: .S.S. Holdings Inc. (3,333,334 shares), White Sands Holdings Inc. (3,333,333 shares), and Oakridge Holdings Inc. (3,333,333 shares). The 90 shares exchanged were all of the issued and outstanding stock of Gravity Spin Inc.

On November 30, 2001 pursuant to Regulation "S" we entered into Securities Purchase Agreements with certain investors to purchase our common shares, for a purchase price of $0.10 per share.

On November 30, 2001 pursuant to Regulation "S" we entered into an agreement with our employees, Marco Fernandez (10,000 shares), and Derong Chen (5,000 shares) to purchase our common shares, for a purchase price of $0.10 per share as compensation for past services rendered by them to the company.

On December 3, 2001 pursuant to Regulation "S" we entered into an agreement with IFG Investments Services Inc. to purchase 250,000 common shares, for a purchase price of $0.10 per share payable in services to be rendered by IFG.


--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 6

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


On December 4, 2001 pursuant to Regulation "D" we agreed to issue 10,000 common shares to each of our two directors, Raymond Turner and Mark Demmons, for a purchase price of $0.10 per share, as compensation in lieu of cash for their services as directors.

The selling shareholders provided us with all information with respect to their share ownership. Because the selling shareholders may sell all, part or none of their shares, we are unable to estimate the number of shares that will be held by any selling shareholders upon completion of the offering. The table below assumes each shareholder will sell all of the shares being registered.


As of April 28, 2003, there were 10,771,600 shares of our common stock outstanding.


Name of                         Amount of Beneficial         Shares of Common Stock        Shares of Common Stock
Beneficial Owner                Ownership Prior to this      Being Offered Pursuant to     Beneficially Owned After
                                Offering(1)                  this Prospectus(2)            This Offering
-----------------------------   --------------------------   ---------------------------   ---------------------------

                                NUMBER          PERCENT       NUMBER                        NUMBER  PERCENT
                                -----------     ------------  -----------                   -------------------


S.S. Holdings Inc.(3)           3,333,334        30.9%          3,333,334                            0%
White Sands Holding Inc.(4)     3,333,333        30.9%          3,333,333                            0%
Oakridge Holdings Inc.(5)       3,333,333        30.9%          3,333,333                            0%
IFG Investments Services          250,000         2.3%            250,000                            0%
Inc.
Souren Agemian                    100,000*                        100,000                            0%
Rosemary Agemian                  100,000*                        100,000                            0%
Earl Bolland                        5,000*                          5,000                            0%
Keith Bolland                       5,000*                          5,000                            0%
Nancy Bolland                       2,500*                          2,500                            0%
Frank Bosso                        10,000*                         10,000                            0%
Maria Bosso                        10,000*                         10,000                            0%
Gloria Browne                       5,000*                          5,000                            0%
Derong Chen                         5,000*                          5,000                            0%
Dr. Paul Custoreri                  2,500*                          2,500                            0%
Shaun De Jager                      3,000*                          3,000                            0%
Mark Demmons                       10,000*                         10,000                            0%
Lisa Di Maria                      20,000*                         20,000                            0%
Pauline Di Maria                   20,000*                         20,000                            0%
Vince Di Maria                     20,000*                         20,000                            0%
Jennifer Eisen                      5,000*                          5,000                            0%
Dr. Robert Feeley                  10,000*                         10,000                            0%
Marco Fernandez                    10,000*                         10,000                            0%
Robert Ignagni                     10,000*                         10,000                            0%
Jens Jorgensen                     27,500*                         27,500                            0%
Natalia Jorgensen                  25,000*                         25,000                            0%
Pia Jorgensen                       2,500*                          2,500                            0%
Robert MacNeil                     10,000*                         10,000                            0%
Lise McLlwain                       2,500*                          2,500                            0%
Mark Mickleborough                  5,000*                          5,000                            0%
Carmen Minard                       2,500*                          2,500                            0%
Joe Minard                         10,000*                         10,000                            0%
Kevin Minard                        2,500*                          2,500                            0%
Trish Minard                       10,000*                         10,000                            0%
Douglas Paton                      10,000*                         10,000                            0%


--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 7


                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


Wojciech Szalkowsky                10,000*                         10,000                            0%
Aram Tourikian                      9,300*                          9,300                            0%
Jane Tourikian                      9,300*                          9,300                            0%
Nola Turner                        10,000*                         10,000                            0%
Richard Turner                     12,500*                         12,500                            0%
Raymond Turner                     10,000*                         10,000                            0%

Total                          10,771,600                      10,771,600                          100%
                               ==========

*     Less than 1%

(1) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(2) Assumes that all of the shares held by the selling shareholders and being offered under this prospectus are sold and that the selling shareholders acquire no additional shares of common stock before the completion of this offering.

(3) S.S Holdings Inc. is beneficially owned by Bruce Turner, Director and President of the company.

(4)  White Sands Holdings Inc. is beneficially owned by Erwin Zecha.


(5) Oakridge Holdings Inc. is owned by Oakridge Trust of which Mr. Bruce Turner, President and Director of Gravity Spin Inc., is the sole beneficiary.



PLAN OF DISTRIBUTION
--------------------


The selling shareholders will sell at a maximum price of $0.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Our common stock is currently listed on the NASD's Over the Counter Bulletin Board electronic quotation system. The selling stockholders may use any one or more of the following methods when selling shares:


     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for our account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a maximum offering price range per share of $0.01 to $0.20.

     o Until a market develops, if any sales are completed at a price different than our offering price range indicated above we will report each such sale on:

               o    A prospectus supplement, if within 20%; or

--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 8

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


               o    A post-effective amendment, if more than 20%.

Once a market develops, we will file a post-effective amendment to revise the cover page and plan of distribution to reflect current market prices.

     o    a combination of any such methods of sale; and
     o    any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

Regulation M, and Rules 100 through 105 under Regulation M, govern the activities of issuers, underwriters, and other persons participating in a securities offering and contain provisions designed to eliminate the risks of illegal manipulation of the market price of securities by those persons.

Regulation M proscribes certain activities that offering participants could use to manipulate the price of an offered security. Regulation M contains six rules covering the following activities during a securities offering: (1) activities by underwriters or other persons who are participating in a distribution (i.e., distribution participants) and their affiliated purchasers; (2) activities by the issuer or selling security holder and their affiliated purchasers; (3) Nasdaq passive market making; (4) stabilization, transactions to cover syndicate short positions, and penalty bids; and (5) shortselling in advance of a public offering. Of particular importance to our selling securityholders, and potential purchasers of their shares being offered for resale, are Rule 102 and Rule 104.

Rule 102 applies only during a "restricted period" that commences one or five business days before the day of the pricing of the offered security and continues until the distribution is over. Rule 102 covers issuers, selling security holders, and related persons. The rule allows issuers and selling security holders to engage in market activities prior to the applicable restricted period. During the restricted period, Rule 102 permits bids and purchases of odd-lots, transactions in connection with issuer plans, and exercises of options or convertible securities by the issuer's affiliated purchasers, and transactions in commodity pool or limited partnership interests during distributions of those securities.

We have informed the selling security holders that, during such time as they may
--------------------------------------------------------------------------------
be engaged in a distribution of any of the shares we are registering by this
----------------------------------------------------------------------------
Registration Statement, they are required to comply with Regulation M.
----------------------------------------------------------------------

Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.




--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 9

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


LEGAL PROCEEDINGS
-----------------

We are not aware of any material legal proceedings against us. We may be involved, from time to time, in various legal proceedings and claims incident to the normal conduct of our business.


DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROLING PERSONS
---------------------------------------------------------------


The following table sets forth certain information regarding the executive officers, directors and principal shareholders of Gravity Spin Holdings, Inc. as of April 8, 2003:


Name                      Age          Position
----                      ---          --------


Bruce Turner*              33          Director, President
Raymond Turner*            39          Director
Mark Demmons               40          Director
Marco Fernandez            26          Senior Internet Developer
Erwin Zecha                60          Principal Shareholder


*  Mr. Bruce Turner and Mr. Raymond Turner are brothers.

Bruce Turner is our co-founder of our Company, and has served as our President
------------
since May 2000. From 1992 - April 2000 Mr. Turner was employed at English Bay Batter Inc., an International Bakery Manufacturer, where he served as Regional Sales and Marketing Manager for the East coast of North America. Mr. Turner's professional experience includes launching the EBB's successful expansion into Private Label products. In 1999 Mr. Turner successfully completed the Canadian Securities Course. Mr. Turner has not been a director of a reporting company.

Mark Demmons started his career as a research assistant at Cashion Real Estate
------------
Appraisal in 1985, receiving his Florida State Certified Residential Appraiser certification, and his Real Estate Broker's license in 1990. In 1991 Mr. Demmons established his own appraisal company, Florida Appraisal Group Inc. in Clearwater Florida. His firm performs both conventional and FHA appraisals throughout the Clearwater, Tampa Bay region. Mr. Demmons is a member of the Tampa Bay Chapter of the National Association of Independent Appraisers (AIFA) where he has served for five years. Mr. Demmons has not been a director of a reporting company.

Raymond Turner studied International Business Management at Seneca College,
--------------
Canada. For over 10 years Mr. Turner pursued a career in Sales and Marketing prior to moving to Florida in 1996. From 1996 - 1998 Mr. Turner worked for Linmark Financial, obtaining his Florida State Mortgage Brokers License in 1997. Since 1998 Mr.Turner has led a successful career as a Mortgage Banker with AmSouth Bank in Clearwater, Florida. Mr. Turner has not been a director of a reporting company.

Marco Fernandez received his Diploma in Computer Programming from the Toronto
---------------
School of Business, Canada in 1999. From 1996 to 2000 Mr. Fernandez was an independent consultant, working as a programmer and developer. Mr. Fernanadez has served as our Senior Internet Developer since July 2000.

Erwin Zecha is a principal shareholder due to his ownership of White Sands
-----------
Holdings, Inc. and he was a founder of our company He serves as an advisor to our current management. Mr. Zecha is a well respected entrepreneur, with over 25 years of experience successfully running and financing various companies, including Doral International, Doral Boats, Balsa Marketing, Doral Marine Resort, Doral Marine & Recreation, HDI Technologies, Marine Windshields Manufacturers Inc., Software Entertainment Ltd., VMC Entertainment Ltd., and Progress Plastics and Compounds Inc.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
--------------------------------------------------------------


The following table sets forth, as at June 21, 2002, certain information as to shares of the common stock owned by (i) each person known by management to beneficially own more than 5% of the outstanding common stock, (ii) each of our directors, and (iii) all executive officers and directors as a group:



--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 10

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


                                    AMOUNT AND NATURE             PERCENT OF
NAME AND ADDRESS                    OF BENEFICIAL SHARES OWNED    OUTSTANDING OWNERSHIP
----------------                    --------------------------    ---------------------


S.S. Holdings Inc.(1)                 3,333,334 Common Shares            30.9%
(beneficial owner, Bruce Turner)
White Sands Holding Inc.(2)           3,333,333 Common Shares            30.9%
(beneficial owner, Erwin Zecha)
Oakridge Holdings Inc.(3)             3,333,333 Common Shares            30.9%
(beneficial owner, Oakridge Trust,
beneficial owner, Bruce Turner)
Marco Fernandez                          10,000 Common Shares             *


* Less than 1%.

(1) S.S Holdings Inc., registered office located at Suite 4, Temple Bldg, Main and Prince William Sts., Charlestown, Nevis, is beneficially owned by Bruce
Turner, 6493 Western Skies Way, Mississauga, Ontario, Canada, Director and
President of the company.

(2) White Sands Holdings Inc., registered office located at Suite 4, Temple
Bldg., Main and Prince William Sts., Charlestown, Nevis is beneficially owned by
Erwin Zecha , 1994 Lapad Court, Unit 98, Mississauga Ontario, Canada.


(3) Oakridge Holdings Inc., registered office located at Suite 4, Temple Bldg.,
Main and Prince William Sts., Charlestown, Nevis is owned by Oakridge Trust of which Bruce Turner, 6493 Western Skies Way, Mississauga, Ontario, Canada,
Director and President of the company, is the sole beneficiary.



DESCRIPTION OF SECURITIES
-------------------------

Our authorized capital stock consists of 25,000,000 shares of common stock, having a par value of $0.001 per share. As of December 3, 2001, there were issued and outstanding 10,771,600 shares of common stock and 41 holders of record. All outstanding shares of common stock are fully paid and non-assessable. Holders of common stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Common stock does not carry cumulative voting rights and, therefore, holders of a majority of the outstanding shares of common stock will be able to elect the entire Board of Directors, if they choose to do so, in which event the holders of the remaining shares will be unable to elect directors. There are currently three (3) members on our Board of Directors. The common stock has no preemptive or other subscription rights, has no conversion rights and is not subject to redemption.


EXPERTS
-------


Our consolidated financial statements from April 4, 2001 (date of incorporation) through July 31, 2002 included in this prospectus have been audited by Miller and McCollom, certified public accountants, as indicated in their report with respect thereto, and are included in this prospectus in reliance upon the authority of Miller and McCollom as experts in auditing and accounting. Miller & McCollum also audited the financial statements for our subsidiary prior to the incorporation of the company.



LIMITATION OF LIABILITY AND INDEMNIFICATION
-------------------------------------------

Our Articles of Incorporation provide that no director or officer of the company shall be personally liable to the company or any of its stockholders for damages for breach of fiduciary duty as a director of officer involving any act or omission of any such director or officer, provided however, that the foregoing provision shall not eliminate or limit the liability of a director or officer for acts or omissions which involve violation of criminal law or the payment of


--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 11

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


distributions in violation of N.R.S. 78.300. Any repeal or modification of our Articles shall be prospective only and shall not adversely affect any limitation on personal liability of directors or officers of the corporation for acts or omissions prior to such repeal or modification.


DESCRIPTION OF BUSINESS
-----------------------

THE COMPANY
-----------

Overview
--------

We are a Nevada corporation formed on April 4, 2001 to act as a communication-marketing company in the USA and to act as the parent company for Gravity Spin Inc., our Canadian subsidiary responsible for carrying on our Canadian operations. It is our intention to commence our US based communication-marketing services during the third quarter of 2002 for the United States market as a complement to our Canadian based subsidiary Gravity Spin Inc.

We offer a wide range of communication-marketing services that support our clients in attaining their business and marketing objectives by developing and delivering messages to both broad and targeted audiences through multiple communication channels. Communication-marketing services include advertising and other related services such as sales promotion, graphic design, branding, new media, and design services.

Our subsidiary is located at 30 Eglinton Avenue West, Suite 21, Box 72 Mississauga, Ontario, Canada L5R 3E7. Its telephone number is (905) 602-5229, and its fax number is (905) 507-1761. Our e-mail address is
gravityspin@gravityspin.com and our Website is www.gravityspin.com.
---------------------------                    -------------------


THE COMMUNICATION-MARKETING INDUSTRY
------------------------------------

Overview of the Industry
------------------------

The communication-marketing industry encompasses a wide range of services and products. Industry services typically include advertising and other related services such as graphic design and branding, as well as multimedia and interactive-communication services. In addition, specialized research techniques are used on a regular basis to assess audience perception, test communication strategies and materials, and measure results. In North America, deregulation in industries such as telecommunications and financial services and increased competition in established industries such as the automotive industry, quick service restaurants and retailers have fuelled an increase in the demand for communication-marketing services. As a result, a growing number of companies have sought to establish and enhance their brand images, or increase their sales and market share, through comprehensive communication-marketing programs.

Communication-marketing companies can offer one, some, or all such services, which are described below.

Advertising. The main function of this service is to market products and
-----------
services to potential buyers by increasing brand awareness, brand loyalty and purchase frequency. It is also used to build a distinctive corporate image for an advertiser. Typically, advertising services include the strategic development and planning of mass-communication campaigns; the creative development and production of advertisements; the planning and buying of time and/or space in a variety of media, including television, radio, newspapers, general interest/specialty magazines, billboards and the Internet, and the providing of marketing and consumer research to clients on an ongoing basis. According to the latest statistics available from Industry Canada (Industry Canada "Trade In Services - Canada In A Global Context" http://strategis.ic.gc.ca/SSG/sc00195e.html and Statistics Canada "Annual Survey
-------------------------------------------
of Advertising and Related Services", 1998, Zenith Media; The Economist), total advertising revenue amounted to $3.6 billion (gross billings) in 1998 having recorded an annual growth rate of 8% between 1990 and 1998, with continuous growth since 1993.



--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 12

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


Sales promotion, database and direct marketing: This industry segment
----------------------------------------------
incorporates a broad range of services, including strategic planning, design, execution, implementation and management of response programs. These response programs consist of sales promotions, incentives and premiums, direct mail, merchandising, point of purchase, database marketing and telemarketing programs, as well as targeting interactive campaigns. They are generally aimed at increasing short-term purchase frequency or longer-term brand loyalty. In many cases, sales promotion and direct marketing programs are designed and used in conjunction with advertising.

Graphic design and branding: Graphic design and branding services comprise a
---------------------------
range of services that aim to create, revitalize, manage, and implement clients' corporate identity, brand image and nomenclature systems, as well as the design and production of all the communication tools required by organizations to support their corporate identity and communicate their messages, from stationery to annual reports. Branding is an emerging discipline resulting from a new focus on brands as a key factor to improve their competitiveness.

New media: Over the years, new communication channels such as the Internet,
---------
CD-ROMs and other technology-based media have been developed to reach target audiences, and have led to the emergence of new communication strategies and professional expertise. After several years of testing their potential for communication-marketing purposes, advertisers have recently started to consider new media as a strategic communication tool that deserves to be part of the marketing mix, especially because of our interactive features, ability to target specific interest groups and multimedia capabilities. Other features, such as the Internet's capacity to offer instantaneous, interactive access to a worldwide audience, have created new ways of marketing products and services (electronic commerce), and new channels to circulate information, thus having an impact on communication-marketing services. The use of the Internet as an advertising medium is growing, in part through money diverted from other media. For example, a very large number of advertisers have Web sites that target several categories of audiences. Many of them allow for interaction through the Internet, sometimes for sales purposes. Several public companies also produce CD-ROM and Web versions of their annual reports. Several communication-marketing companies have developed and offer specialized services in order to tap the market created by new media, including the creation and update of communication materials for strategic advice on how to use those services. In addition, these new channels, and especially the Internet and E-Commerce, are driving the need for the production of on-line content which requires frequent updates and represents a significant market opportunity for interactive communication firms.

We currently operate in the following segments of the industry identified above:

     o    advertising;
     o    sales promotion;
     o    graphic design
     o    branding; and
     o    newmedia.


MARKET AND INDUSTRY TRENDS
--------------------------

Several significant trends are shaping the dynamics of the communication-marketing industry, including the following:

Growing market. Once primarily related to the packaged goods sector,
--------------
communication-marketing services are now used by virtually all industries. This is due in part to increased competition, the re-engineering of companies, market globalization, deregulation and more sophisticated business environments. For example, telecommunication companies, consulting firms, pharmaceutical companies, banks, and investment dealers all use communication-marketing services.

Demand for integrated service offerings. Increasingly, clients are seeking
---------------------------------------
integrated communication-marketing services to enhance the consistency of brand presence and image, maximize the effectiveness of strategies and messages, improve tactical coordination, and improve synergy among their service providers. This is generally achieved through the development of integrated strategic communication plans that seek to establish a common strategic foundation for all the various services to be used and to harmonize sectorial


--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 13

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


strategies and action plans. In many cases, such plans will also call for a management and budget structure that reinforces the coordination of operation, and gives clients virtual one-stop shopping for all services.

As a result, communication-marketing companies have been encouraged to expand their range of services internally or through acquisitions. For example, several advertising agencies now offer public relations services.

Consolidation at the top in a very fragmented market. The industry has
----------------------------------------------------
experienced a wave of consolidation through mergers and acquisitions, including numerous cross-border international transactions. Consolidation was first observed in advertising services, which led to the emergence of large, global holding companies having control of or significant interests in several advertising agencies. Some of these global holdings have also purchased interests in firms offering other communication-marketing services, such as public relations and new media firms, and are in a position to offer integrated services on a worldwide basis. In Canada, such consolidation has led to a significant increase in foreign ownership of communication-marketing companies. According to industry sources, eight of Canada's 10 largest communication-marketing companies are affiliated with or owned by large, non-domestic organizations. (Supporting information for this statement can be found on the Marketing Online www.marketingmag.ca Lesley Young, "Is Bigger
                              -------------------
Better?" Report on Market Research (May 2000) and Industry Canada "Trade In Services - Canada In A Global Context" http://strategis.ic.gc.ca/SSG/sc00195e.html).
-------------------------------------------

Consolidation has occurred primarily among the larger industry players and the communication-marketing industry, as a whole, remains highly fragmented. The emergence of new communication disciplines, the fact that some advertisers do not want to be in business with very large communication-marketing firms or prefer specialized or local firms, the absence of significant barriers to entry for some services, and the diversity in the range of services offered are the main factors that have led to such fragmentation.

Increased emphasis on targeted marketing: The desire of companies to reach their
----------------------------------------
target audiences more efficiently and quantify the effectiveness of their communications has resulted in greater demand for customized direct marketing methods, such as database marketing, interactive and response rate tracking programs. These techniques enable companies to quantify the success of their campaigns and monitor the return on investment of their marketing expenditures. The desire to improve short-term sales, long-term brand loyalty and marketing return on investment has been enhanced by the emergence of a new media, which allows more interactive methods of customizing and delivering messages.

Long-term business relationships. Although advertisers can move their business
--------------------------------
from agency to agency with relative ease, history has shown that long-term business relationships between advertisers and communication-marketing service providers are common, especially for large advertisers. As the type of services provided by communication-marketing firms are often at the heart of overall client business strategies, stability and trust between the working groups become key to the success of these types of relationships. Therefore, the depth of knowledge of certain clients which is accumulated by the agencies over time and the personal and professional relationships which develop amongst the parties become important elements contributing to the length of the business relationships, counterbalancing the risk and opportunity costs associated with switching.


BUSINESS OF THE COMPANY
-----------------------

History
-------


Our company was established on April 4, 2001 as a Nevada corporation. We acquired our subsidiary Gravity Spin Inc. during June 2001 via a corporate reorganization that concluded with Gravity Spin Holdings, Inc. owning 100% of Gravity Spin Inc. Gravity Spin Inc. was established in March, 2000 as E Fusion ATP Inc. in Toronto, when a group of three partners including Bruce Turner, our current President and Chief Executive Officer founded E Fusion ATP Inc. (Gravity Spin, Inc.) We grew mainly through the diversification of our range of services. Advertising and branding, online marketing, and consulting services were added to our original Website development offering. These added services have led to major account wins including Doral International, Suzuki Marine , Private Media North America, Pure Play Media, , and Labatt Canada. We presently employ three full-time people, and one part-time person in Gravity Spin Inc.


--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 14

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


Mr. Zecha, a principal stockholder of the company, is the owner of Doral International.

As at January 31, 2003 our five largest clients in respect of revenue generated from operations are:

Doral International, Doral Boats and                     $142,463.61 (62.7%)
Doral Marine Resort*
BW Pharmacy*                                             $ 21,998.40  (9.7%)
Suzuki Marine*                                           $ 10,678.12  (4.6%)
Wings*                                                   $  9,922.82  (4.4%)
Tradition*                                               $  6,613.65  (2.9%)

*An exchange rate of .63 from Canadian currency to US currency was used for conversion


Competitive Positioning of Gravity Spin
---------------------------------------

We are a communication-marketing company with a Canadian subsidiary located in Toronto, Ontario.

We are primarily characterized by solid growth, a presence in multiple communication-marketing disciplines and convergent communication service offering, a decentralized, flexible, customer-driven structure that gives priority to the delivery of highly effective services, an ability to build long-term business relationships, and the ability to find, attract and retain quality people in the industry.


Growth. We have a track record of growth, which has been primarily fuelled by
-------
the expansion of our client base, the winning of larger client accounts and increased business from existing clients, owing to an expanded range of services, creative leadership, and the capacity to offer integrated communication-marketing services. The Company's gross income for the six month period ended January 31, 2003 was $232,404, and for the 12 month fiscal year ended July 31, 2002 was $350,441 and for the 12 month fiscal year end period ended July 31, 2001 was $166, 269 and for the 5 month fiscal year ended July 31, 2000 was $31,663. Our net operating loss for the 6 month period ended January 31, 2003 was ($16,023)and for the 12 month fiscal year ended July 31, 2002 was ($58,186) and for the 12 month fiscal year ended July 31, 2001 was ($28,500) and for the 5 month fiscal year ended July 31, 2000 was ($26,963). Our accumulated deficit to January 31, 2003 is ($129,672).


Decentralized and flexible organization. Consistent with our mission and
---------------------------------------
industry trends, we have developed an organizational and management structure designed to meet the needs of all clients, whether they are seeking integrated services or specialized expertise. This has translated into a decentralized structure by expertise, and has resulted in the regular use of multi-disciplinary teams and a culture based on entrepreneurship, teamwork and innovation.

Long-term client relationships. We feature a strong track record in terms of
------------------------------
establishing and maintaining long-term partnerships with key clients. Our five largest clients have been clients since inception of our subsidiary Gravity Spin Inc., which was formed in March 2000. The Company believes our ability to maintain creative leadership is a fundamental reason behind the length of these client relationships.

Culture. Management defines our culture as focused on innovation and
-------
characterized by a non-hierarchical environment in which people are encouraged to communicate their ideas and are challenged and accountable. Accountability translates into a high value placed on entrepreneurship, which is at the heart of our business development philosophy. We have taken a different approach to advertising services compared to large advertising agencies by emphasizing the development of disciplines other than traditional advertising and graphic design within the same organization, and to favour cross-fertilization between them.

Finding, attracting and retaining key people. We view the culture and commitment
--------------------------------------------
to professional development to be an asset in attracting and retaining our professional staff. We identify and hire outstanding professionals and maintain a training and development program, which fosters employee satisfaction. We have competitive compensation and benefits programs. We also provide our employees with the opportunity for professional mobility by focusing on developing managers from within the organization.


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Post-Effective Amendment Form SB-2                                     Page 15

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


Growth Strategy
---------------

Our subsidiary has decided to capitalize on our growing position in Ontario and has established the objective to become a dominant player in each of the disciplines of the communications-marketing industry throughout Canada and to expand our geographic presence in every major Canadian region. In addition, we will continue our development in new media in order to take advantage of new opportunities as they arise. In the United States, we intend to build a strategic presence by taking advantage of selective opportunities.

We plan to continue to grow our business internally as we have done since our inception. Management believes that the high fragmentation of the industry and our client base will continue to provide us with significant opportunities for additional business.

In order to expand our offering of services, and the geographic scope of our operations, and to complement our internal growth initiatives, we intend to pursue complementary acquisition opportunities when they present themselves. In the implementation of our acquisition program, we will focus on cultural fit, price, client portfolio and the ability to maintain valuable client relationships, quality of management and quality of services. We are pursuing our process of identifying potential business acquisitions and may also consider strategic alliances when appropriate.

Canadian Plan of Operations
---------------------------

We plan to build our presence in each of the communication-marketing
--------------------------------------------------------------------
disciplines. Management believes that the North American market will continue to
-----------
provide us with significant growth opportunities. Through aggressive marketing and reputation and internal growth initiatives, we intend to accelerate our development and become a leader in each communication-marketing discipline. At present our subsidiary Gravity Spin Inc. conducts its Canadian operations exclusively in Ontario.

Expand regional presence. In order to expand our single operating office in
------------------------
Ontario to become a Canadian network of regional offices, we intend to increase our penetration of regional markets where we are not currently represented. This geographical expansion will be driven by the need to service our expanding client base with regional, national and global needs. We intend to accomplish this through serving our clients via the Internet and by establishing satellite offices as profits allow. We currently operate in the province of Ontario the largest populated province in Canada.

Expand in emerging communication-marketing disciplines. We continue to develop
------------------------------------------------------
and maintain a dynamic presence in all emerging communication-marketing disciplines, in order to remain at the leading edge of integrated communication-marketing services. This will also be achieved through internal growth and acquisitions. In this regard, we have a business unit that focuses on interactive communication and the Internet. In addition to our business presence in the production of Websites and multimedia tools, the business unit is playing a key role in developing our expertise, monitoring market trends and identifying business opportunities.

United States Plan of Operations
--------------------------------


We plan to leverage opportunities created by existing clients. Our intention is
--------------------------------------------------------------
primarily to open offices in order to seize opportunities that may be created in the Unites States by our existing clients. Such opportunities could be created by Canadian corporations that expand in the United States, or by multinationals that already have a business relationship with us. Doral International presently sells significant amounts of their product in the United States of America via dealers, and as a result we will be doing advertising/media buying for this client in this jurisdiction from our Ontario location regardless of our expansion into the United States. We will provide advertising, website development and graphic design services to Doral.


Directly develop business in the United States. We will also seek to win new
----------------------------------------------
clients in the United States that may be served from our Canadian facility or from new offices or businesses to be acquired for this purpose in the United States, depending on need, critical mass and whether our company can support a USA infrastructure. At present we can provide our services to United States clients or Canadian clients carrying on business in the Unites States from our


--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 16

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


Ontario location. Only when we earn the necessary profits and accumulate capital from our Ontario operation will we evaluate our capital requirements to expand our locations into the United States.

Operations
----------

The following section contains a brief description of our services. Each client does not necessarily utilize all of our services and we will bill clients for our services on a fixed fee basis and a services rendered basis.


Advertising. Our advertising services are focused on the design and
-----------
implementation of advertising campaigns. Typically, such campaigns are managed by account directors, who coordinate the various services involved in addition to building and maintaining relationships with customers. Up-stream, strategic planning services are provided by senior advisors (strategic planners) who provide guidance and steering in the early stages of the development of an advertising campaign and ensure strategic relevance. The management of the overall process falls in the hands of the account directors who are supported by: creative specialists, the actual developers of advertisements; electronic production which involves the management of radio and television advertisements production; media planning, a group whose function is to develop strategies in the selection and use of media as well as the actual buying of media space. All advertising professionals use various forms of information and research data to conduct their work. We also use several tools to assist in the development of advertising campaigns and research techniques to measure the impact of such advertisements. For the six month period ending January 31, 2003 Advertising accounts for 24.4% of our revenue.


Sales promotion, direct and database marketing. We offer these services to
----------------------------------------------
assist clients in producing immediate sales or in building brand equity. Services include the strategic planning, creative development, production and management of programs such as trade and consumer promotions, point of purchase advertising and merchandising, premiums, incentive and motivation programs, customer acquisition programs, customer loyalty and relationship marketing programs, database development and management programs. To date we have not earned revenues from this service.


Graphic design. We offer creative and project management services linked to
---------------
brand and corporate identity, as well as services related to the production of all communication tools such as stationary, signage, publications, advertisements, packaging, marketing, and audio-visual materials. To that end, we employ strategists, graphic designers, copywriters, productions-management experts, and project managers in order to plan and execute the creative work, monitor productions and service customers. Production itself, including photography, and printing is sub-contracted. For the six month period ending January 31, 2003 Graphic design and branding (see below) account for 48.2% of our revenue.

Branding. Our branding services include brand and corporate identity audit,
--------
brand strategy, naming, and nomenclature systems development, brand implementation programs, and on-going branding services such as branding policies and monitoring of brand practices. For the six month period ending January 31, 2003 Graphic design (see above) and branding account for 48.2% of our revenue.

New media. We offer a wide range of analysis, consulting and design services in
---------
multimedia and interactive technologies in order to develop communications solutions that integrate these new media into the communication-marketing strategies of clients. It also offers highly specialized services linked to the use of the Internet, such as research (determination of traffic, target group profiles, databank development, drafting of research questionnaires, etc.), hosting (physical hosting of Internet Web sites), marketing (plans, rate schedules, etc.), media placement (Internet advertising), Webmaster training and e-mail management, as well as the maintenance of interactive communication tools and updating. For the six month period ending January 31, 2003 New Media accounts for 23.3% of our revenue.


Clients
-------


Our client base is comprised of some 30 clients, which generated gross income of $350,441 in fiscal year 2002. For the six-month period ending January 31, 2003, approximately 82.5% of our gross income was generated by the top 5 clients. In management's view, we have a very good track record in terms of client retention, in that our current top 5 clients have been clients for 2.0 years on average.

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Post-Effective Amendment Form SB-2                                     Page 17

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


The following table sets forth our 5 largest clients based on gross income for the twelve-month period ended July 31, 2002, listed in alphabetical order, and the year each of them became a client of the Company.

TOP 5 CLIENTS IN ALPHABETICAL ORDER

          Client                          First Year as client
        ---------                         --------------------

     Doral International, Doral Boats,
     and Doral Marine Resort                    2000
     Canadian Drugstore, The                    2000
     JL International                           2000
     Millenium Software                         2001
     Private North America                      2002


Business Development
--------------------

Business development is overseen by top executives and various business units. The mandate of these top executives includes strategic planning and co-ordination of business-development efforts on a national basis. A significant portion of the actual business development is performed or supervised by our President.

We are regularly invited by our existing clients or potential new clients to bid for pieces of business with respect to new assignments or contract renewals. Such bidding processes can be based simply on the assessment of capabilities, but they can also be long, complex processes, in which we must invest time and money in order to win the business. According to Management, the Company is well-positioned to participate in such bidding processes, because of our depth and expertise, creative abilities and reputation, capacity to devote resources, to bid preparation, and knowledge of the consumer market from coast to coast.

Competition
-----------

Our competitors include large multinational communication-marketing companies as well as numerous small and mid-size agencies. Despite the wave of consolidation through mergers and acquisitions, the industry remains very fragmented.

When an agency represents a client, it does not always handle all advertising or communications for that client. Many large multinational companies are served by a number of agencies within the communication-marketing industry. In many cases, clients' policies on conflict of interest or their desire to be served by multiple agencies result in situations where one or more agencies represent a client only for a portion of its communication-marketing needs or only in particular geographical areas. In addition, the ability of agencies to acquire new clients or additional assignments from existing clients may be limited by the conflict policies adhered to by many clients. International holding companies, owning more than one global advertising agency network, can manage to perform services for competing products or for products of competing companies.

In Canada, our main competitors are BBDO Canada Inc., and Palmer Jarvis DDB (both affiliated with the Omnicom group of companies) Maclaren McCann Canada Ltd. (affiliated with the Interpublic group of companies), The Young & Rubican Group of Co's Ltd., Ogilvy & Mather (Canada) Ltd. (affiliated with WWP Group
PLC), Leo Burnett Company Ltd., Publicis Canada Inc., Vickers and Benson Advertising ltd., FCB Canada Ltd. and Cossette Communications Ltd. These communication-marketing companies can offer an array of services through sister companies, subsidiaries or partners, or simply by contracting out such services.

We must compete with these players principally on the basis of the following factors: quality and breadth of services, creativity, knowledge of media and media-planning capabilities, geographical coverage and diversity, relationships with clients, and reputation.



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Post-Effective Amendment Form SB-2                                     Page 18

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


Communication-marketing is people-intensive. Consequently, the main barriers to entry relate to the capacity to attract and retain key people, reputation and credentials, size and critical mass, the capacity to offer integrated services, and geographical coverage.


DESCRIPTION OF PROPERTY
-----------------------


Our U.S. office is located at 101 Convention Centre Drive, Suite 700, Las Vegas, Nevada 89109. Our Canadian offices are leased and are currently located at 30 Eglinton Avenue West, Suite 21, Box 72 Mississauga, Ontario, Canada Ontario totaling 1,200 square feet of space; our Canadian office functions as our Head Office. The lease is for a 5-year term, commencing February 1, 2002 and terminating on January 31, 2007. The lease rate is $8.82 square foot net. The Company believes that our property and equipment are adequate for our present activities.



REGULATORY ENVIRONMENT
----------------------

Advertising services in Canada are regulated by governments and the industry itself. Over the years, both the federal and provincial governments have established a series of checks and balances to prevent advertisements from carrying messages, which are factually incorrect, misleading or deceptive. There are also a number of federal and provincial laws and regulations directed to specific audiences or products relating, for example, to food, drugs and advertising directed to children.

Federally, the Canadian Radio-Television and Telecommunications Communication
(CRTC) and the Department of Industry are involved in the regulation of advertising, among others. The Competition Act has recently been amended to strengthen the enforcement action that can be taken against deceptive telemarketing solicitations. With respect to these solicitations, the Competition Act, in essence, requires specific disclosures to be made before engaging in telemarketing, prohibits the making of false or misleading representations and regulates contests, lotteries and games as well as the offering of products under certain particular circumstances. The Act also provides for the liability of the company, our officers and directors. Moreover, the Competition Act creates a non-criminal adjudicative mechanism with an improved range of remedies to deal with misleading advertising and deceptive marketing practices.

In addition to the various laws and regulations, the advertising industry in Canada, as in most countries, has devised a sophisticated system of self-regulation. The Canadian Code of Advertising Standards forms the basis of this system, supplemented by the standards set by individual media and by other advertising-related associations. The Code does not, however, supersede federal and provincial legislation affecting advertising.

Advertising services and other communication-marketing services may also be regulated in a similar or different manner in other countries.

National television networks and various other media have also adopted strict and extensive standards governing the advertisements that they will accept for broadcast or publication.


MANAGEMENT'S  DISCUSSION  AND  ANALYSIS OF  FINANCIAL  CONDITION  AND RESULTS OF
--------------------------------------------------------------------------------
OPERATIONS
----------

The following discussion should be read in conjunction with our consolidated financial statements and the related notes appearing at Schedule "A" in this prospectus.

Overview
--------

From the date of our formation on April 4, 2001 to July 31, 2001 we have been a development-stage company with limited revenues. After July 31, 2001 our company ceased to be a development stage company because our subsidiary ceased to be a development stage company. Our discussion will discuss the earnings that we


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Post-Effective Amendment Form SB-2                                     Page 19

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


report from our subsidiary company Gravity Spin Inc. Our financial statements are prepared in accordance with U.S. generally accepted accounting principles.


From the date of our subsidiary's incorporation on March 03, 2000 to July 31, 2001, it was a development-stage company. After July 31, 2001 our subsidiary ceased to be a development stage company. Our operating activities during this period consisted primarily of building infrastructure and developing our services to be provided to clients who desire communication-marketing services. The services we currently provide include advertising, sales promotion, graphic design, branding, new media and interactive-communication. To date, there have been revenues realized from operations of $232,404 for the six month period ended January 31, 2003, $350,441 for the twelve month period ended July 31, 2002, $166,269 for the twelve month period ended July 31, 2001 and $31,663 for the five month period ended July 31, 2000. We have also earned minimal interest on amounts held in our bank accounts, namely - $17 for the six month period ended January 31, 2003, $104 for the twelve month period ended July 31, 2002, $236 for the twelve month period ended July 31, 2001 and $36 for the five month period ended July 31, 2000.


Our operating expenses are classified into six categories:


     o    Cost of Goods Sold
     o    Legal and professional fees;
     o    Salaries;
     o    Depreciation;
     o    Rent Expense;
     o    Bad debt;
     o    Other administrative expenses; and
     o    Interest Expense.


Our Cost of Goods Sold expenses include the direct costs associated with printing, and with our billable employees and contractors. These expenses include salaries, bonuses, benefits, and vacation expenses. Our Cost of Goods Sold margins reflect revenues less professional services expenses, which are incurred regardless of whether or not a billable employee's time is billed to a client. Historically, our Cost of Goods Sold expenses have increased in absolute dollars and may continue to increase in the foreseeable future due to wage increases or inflation. However, savings realized by voluntary or involuntary reductions in personnel may offset any expected increase in Cost of Goods Sold expenses. Our Cost of Goods Sold margins are affected by many factors, including utilization rate, the efficiency with which we utilize our employees, and the continuation of our clients in retaining our services. Any significant decline in fees billed to clients or the loss of a significant client would adversely affect our Cost of Goods Sold margins. If a client defers, modifies or cancels an engagement or chooses not to retain our services for additional phases of a project as expected, we must rapidly re-deploy professional services personnel to other engagements in order to minimize under-utilization which, in turn, would adversely affect Cost of Goods Sold margins.

Legal and professional fees consist primarily of accounting, legal and professional fees incurred by us in establishing our infrastructure.

Salary consists primarily of wages, benefits and salary paid to our employees.

Depreciation consists of depreciation and amortization of our assets.


Rent expense consists of the rent we pay to our landlord for our operating subsidiary in Canada.


Other administrative expenses consist primarily of advertising and promotion, courier, postage, credit card charges, currency exchanges and rounding, insurance, interest and bank charges, office supplies, telephone, travel and entertainment, and parking.


Bad debt expense consists of the accounts we deem to be un-collectable and set up an allowance for.


Interest expense consists of that interest accruing on amounts owed to related parties.


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Post-Effective Amendment Form SB-2                                     Page 20

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


We believe that period-to-period comparisons of our historical operating results are not necessarily meaningful and should not be relied upon as a good indication of our future performance as we have not operated for a complete two year period that would allow for such comparisons. Our prospects must be considered in light of the risks, expenses and difficulties frequently experienced by companies in early stages of development.

Results of operations:
----------------------


Revenues increased from $31,663 for the five month period ended July 31, 2000 to $166,269 for the twelve-month ended July 31, 2001 to $350,441 for the twelve-month ended July 31, 2002 and $232,404 for the six month period ended January 31, 2003. Our sales have increased significantly from our year ended July 31, 2002 compared to July 31, 2001 because we increased our client base and maintained our major clients. Our major client Doral International has further increased the scope of our relationship by utilizing our Advertising services, which had us re-evaluate the positioning of the company, and the way they present themselves in the marketplace. In addition, we secured a major client, BW Pharmacy, which utilized our New Media services to build a large-scale application representing revenue of approximately $67,436. We anticipate continued growth in the future primarily due to the number of clients we secure, the size and scope of our engagements, and in part to development of deeper multi-service line relationships with our clients and an increase in bill-rates. Our comparative interim period ended January 31, 2003 as compared to January 31, 2002 reflects our growth by maintaining existing clients and adding new clients to increase our sales.

Our cost of sales sold has gradually increased as a percentage of sales from 38% for the period ended July 31, 2000 to 55% for the period ended July 31, 2001 and 57% for the period ended July 31, 2002. Our percentage of cost of sales to sales has increased from our year ended July 31, 2001 to our year ended July 31, 2002 because we increased use of contract employees, and due to the 111% increase in sales from the period ended July 31, 2001 to the period ended July 31, 2002. Our comparative interim cost of sales sold has decreased from $87,544 (62% of Sales) for the six month period ended January 31, 2002 to $140,581 (60% of Sales) for the six month period ended January 31, 2003. A decrease of 2% due to cost control measures employed by management.

Our legal fees have increased significantly for the period ended July 31, 2001 ($762) compared to the period ended July 31, 2002 ($37,911) because of the fees incurred for auditing, legal and financial advice to file a registration statement with the Securities and Exchange Commission, review of quarterly statements, and our year end audit. Our comparative interim legal fees have increased significantly from the period ended January 31, 2002 ($13,559) compared to period ended January 31, 2003 ($24,492) because of Year End, and Quarterly Audit, Accounting and Legal fees incurred associated with going public.

Salaries were $33,103 for the five month period ended July 31, 2000, $48,440 for the twelve month period ended July 31, 2001 and $68,823 for the twelve month period ended July 31, 2002. Salary expense increased pro-rata for the period ended July 31, 2001 to the period ended July 31, 2002 because an additional employee was hired in August 2001. Our comparative interim Salaries were $31,976 for the six-month period ended January 31, 2002 and $40,132 for the six-month period ended January 31, 2003. Salary expense increased for the period ended January 31, 2002 to the period ended January 31, 2003 because of the addition of one full-time employee, in capacity of Account Management.

Depreciation was $1,224 for the five month period ended July 31, 2000 to $5,904 for the twelve month ended July 31, 2001 and $19,139 for the twelve month ended July 31, 2002. Our depreciation has increased from our year ended July 31, 2001 compared to our year ended July 31, 2001 because we purchased equipment including a new server, software and telephones for our new office that cost approximately $8,045. In addition, we wrote off abandoned fixtures due to moving facilities, in the amount of $15,417. Our comparative interim Depreciation was $6,928 for the six-month period ended January 31, 2002 compared to $3,315 for the six-month period ended January 31, 2003. Our depreciation has decreased pro-rata because we wrote off abandoned fixtures due to moving facilities, in the amount of $15,417.

Rent Expense: in our first two fiscal years of operation, we operated out of a facility rent free, moving to another facility in January 01, 2002 where we leased 1177 sq.ft. at a rate of $9.45 per sq.ft. net. As a result Rent Expense


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Post-Effective Amendment Form SB-2                                     Page 21

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


remained at $0 for the five month period ended July 31, 2000 and the twelve months ended July 31, 2001 and increased to $12,020 for the twelve months ended July 31, 2002. In November 2002 our landlord exercised his right to re-locate our offices to comparable space in the same building. Our new lease is for 1,247 sq.ft. at a rate of $8.82 per sq.ft. As a result our rent expense for the six month period ending January 31, 2003 was $10,195.

Bad debt expense was $12,585 for the year-end July 31, 2001, and $6,289 for the year-end July 31, 2002 due to our inability to collect or settling for less than the invoiced amount for jobs complete. There was no bad debt expense in the period ended July 31, 2000 as all accounts were collectible during this time period. Bad debt expense was $0 for both interim periods ended on January 31, 2002 and 2003 as all accounts were collectible during these time periods and therefore there were no increases in the bad debt reserve.

Other administrative expenses have increased from $10,387 for the five month period ended July 31, 2000 to $25,677 for the twelve months ended July 31, 2001 and $50,489 for the twelve months ended July 31, 2002. Our administrative expenses have increased from our year ended July 31, 2001 compared to July 31, 2002 due to our sales increase of 111% and partly because we had to incur internet hosting fees for a client in the amount of approximately $6,511. In addition, we had to pay for additional telephone lines to increase from 2 to 5 lines, telephone deposit, office supplies and letterhead increased to reflect our address change, we prepared a brochure of our firm for the first time and expensed non material assets. Our comparative interim Other administrative expenses decreased from $29,419 for the six-months ended January 31, 2002 to $22,461 for the six-months ended January 31, 2003. Our administrative expenses have decreased due to cost control measures employed by management.

Interest income is comprised of amounts we earn from our bank accounts. These amounts are negligible and not informative to evaluate on a comparative basis. Interest income was higher in July 31, 2001 versus July 31, 2002 because the cash balance in our account over the entire period. Our comparative interim Interest income is comprised of amounts we earn from our bank accounts. These amounts are negligible and not informative to evaluate on a comparative basis. Interest income was lower in the period ended January 31, 2003 versus January 31, 2002 due to lower interest rates, and lower cash balances in our bank accounts over the entire interim period.

Interest expense represent interest of 8% per annum associated with shareholder loans from Erwin Zecha. The total loans equal $67,691 for the period ended July 31, 2000, $130,770 for the period ended July 31, 2001 and $127,641 for the period ended July 31, 2002. The increase in interest expense from the period ending July 31, 2001 from $9,678 to period ending July 31, 2002 $12,761 is due to a temporary relief in interest payments due to a change in loan agreements. Our comparative interim Interest Expense increased from $5,137 to 7,268 due to an increase in the loan amount as at December 01, 2002 to Erwin Zecha.


Due to the foregoing factors, our operating results are difficult to forecast. We believe that period-to-period comparisons of our operating results are not meaningful and you should not rely on them as indicative of our future performance as we were a start up company that is in the process of developing its business and therefore has start up expenses that are not indicative of ongoing revenues and expenses. You should also evaluate our prospects in light of the risk, expenses and difficulties commonly encountered by comparable development-stage companies in new and rapidly evolving markets. We cannot assure you that we will successfully address such risks and challenges and therefore become profitable in the future.


LIQUIDITY AND CAPITAL RESOURCES
-------------------------------


Since inception, we have funded capital expenditures through the use of a shareholder's loan from Erwin Zecha in the amount of $130,770 and have raised $48,660 from private share sale transactions.

Effective December 1, 2002, Gravity Spin Inc., the Company's subsidiary, entered into a new loan agreement with a related party replacing the April 4, 2002 agreement with the same party. The new agreement, that extends the prior agreement, is for a term of five years commencing December 1, 2002 and provides for a new loan amount of $191,632 as of that date, with monthly interest of 6% per annum payable commencing January 1, 2003. The agreement may be terminated by either party by giving 30 days written notice. At least 25% of the Gravity Spin Inc. profit before taxes will be used to pay down the loan within 60 days after its year-end. Gravity Spin Inc. is to pay a $2,562 financing cost for services rendered in connection with the loan agreement.

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Post-Effective Amendment Form SB-2                                     Page 22

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


We expect that our capital expenditures will increase in the future as we scale up our presence.

Our operating activities have used cash resources of approximately $14,881 for the period ended July 31, 2002 and $51,749 for the period ended July 31, 2001. The decrease in net cash used by operating activities decreased in 2002 versus 2001 predominately because non cash expenses such as depreciation and shares issued for services were utilized to finance our operation and we utilized credit on our trade payables to finance our operation.

Our investing activities have used cash resources of approximately $16,542 for the period ended July 31, 2002 and $7,990 for the period ended July 31, 2001 because we purchased property and equipment to carry on business. We purchased more equipment in 2002 than 2001 to outfit our increased employee level with the necessary equipment to carry on business.

Our financing activities increased cash resources by approximately $48,660 for the year ended July 31, 2002 because of the sale of shares in the Company and $63,079 for the year ended July 31, 2001 because of loans by Erwin Zecha.

For the period ending July 31, 2002 we received favorable exchange rates on our cash of $900 and for the period ended July 31, 2001 we received favorable exchange rates on our cash of $1,878, increasing our cash balance due to the difference between the American and Canadian dollar.


Our capital requirements depend on a number of factors. We expect to devote substantial resources to continue the growth of our infrastructure, expand our sales force, and support and increase our marketing efforts. Our expenditures have increased since the date of incorporation, and we anticipate that capital expenditures will continue to increase in absolute dollars in the foreseeable future.


At July 31, 2002, we had cash and cash equivalents of $41,297. At January 31, 2003, we had cash and cash equivalents of $121,014. We believe that with our available cash and cash equivalents together with our funds from operations and the money we raised pursuant to a Regulation "S" private offering in Canada ($48,660) in November 2001 and from loans from Erwin Zecha, that we have sufficient funds to operate for the next fiscal year.


If cash generated from operations is insufficient to meet our long-term liquidity needs, we may need to raise additional funds or seek other financing arrangements because the funds from this offering cannot be used to finance the operations of the company as proceeds will be received by the shareholders only. Additional funding may not be available on favorable terms or not at all.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
----------------------------------------------


We intend that any transactions between the company and our officers, directors, principal stockholders, affiliates or advisors will be on terms no less favorable to us than those reasonably obtainable from third parties. To date there has been one related party transactions between us and a principal shareholder. Mr. Erwin Zecha who originally loaned approximately $130,776 to capitalize our operations having a maturity date of April 27, 2002, with interest at 8% per annum (See note 4 to the Financial Statements).

Effective April 1, 2002 the company and Mr. Zecha and Doral EZ Investments Inc. agreed to consolidate the aforementioned loans and terminate the terms stated above. This debt was reorganized to be paid by the company to Doral EZ Investments Inc. The terms of the loan were as follows:

     (a) The previous loans are terminated and all interest payment are considered paid in full;
     (b) The loan amount of $130,776 is interest free, no principal payments are scheduled, and no interest will accrue;
     (c)  The loan will be secured with the company's assets;
     (d)  The term of the loan is 5 years.

In addition to the consolidation of the above loans the company agreed with Doral EZ Investments Inc. for a line of credit of approximately $66,260. The terms of the line of credit were as follows:


--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 23

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


     (a) The company will pay interest on the line of credit in accordance with the terms of the bank, and will use or pay down as required;
     (b) The company will use at least 25% of the profit before taxes to pay down the loan, within 60 days of the company's financial year end;
     (c) The loan will be repaid before any profits or bonuses can be distributed to any of the shareholders;
     (d) The company will provide financial statements on the 10th day following month end.


Effective December 1, 2002, Gravity Spin Inc., the Company's subsidiary, entered into a new loan agreement with a related party replacing the April 4, 2002 agreement with the same party.

Effective December 1, 2002, Gravity Spin Inc., the Company's subsidiary, entered into a new loan agreement with a related party replacing the April 4, 2002 agreement with the same party. The new agreement, that extends the prior agreement, is for a term of five years commencing December 1, 2002 and provides for a new loan amount of $191,632 as of that date, with monthly interest of 6% per annum payable commencing January 1, 2003. The agreement may be terminated by either party by giving 30 days written notice. At least 25% of the Gravity Spin Inc. profit before taxes will be used to pay down the loan within 60 days after its year-end. Gravity Spin Inc. is to pay a $2,562 financing cost for services rendered in connection with the loan agreement.

A provision in the prior agreement that required the related party to secure a line of credit for Gravity Spin Inc., was removed in the new agreement. The loan is secured by assets comprising substantially all of the personal property of Gravity Spin Inc. The assets are specifically registered under the Personal Property Security Act (Ontario).


Mr. Zecha, a principal stockholder of the company, is the owner of Doral International and Doral EZ Investments Inc.


Customers representing corporations owned by shareholders of the Company provided $28,881 (46.05%) and $13,560 (18.6%) of the Company's revenues for the three months ending January 31, 2003 and January 31, 2002, respectively. Accounts receivable from those customers were $8,869 at January 31, 2003.



MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
--------------------------------------------------------

There is no market for the shares presently and there is no stock option plan in existence at the date of this prospectus.


EXECUTIVE COMPENSATION
----------------------

The following table sets forth the salaries, directors' fees and living allowances we expect to pay to our executives on an annual basis.


                                                                    Compensation
Person                    Position                    Salary*       July 31, 2002     Directors' Fees    Other Compensation(1)
---------                 --------                    -------       -------------     ---------------    ---------------------

Mr. Bruce Turner          President & Director        $55,973.00    $71,093.00        $0                 $15,120(1)
Marco Fernandez           Senior Internet             $22,461.00    $22,461.00        $0                 $0
                          Developer
*Exchange used 0.63USD


(1)  This represents a car allowance and commission.



--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 24

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


We intend to do one, or a combination of the following, to compensate our employees, officers and directors so that they are retained and so that we can attract qualified personnel.

     o Enter into a stock option plan with our employees, officers and directors; and/or
     o    Issue shares to our employers, officers and directors.


The option plan and/or issuance of common shares to the employees will be determined by the Board of Directors. We do not have an audit committee, nor do we have a compensation committee. We anticipate forming these committees at our next Board of Directors' meeting.


Compensation to directors. On December 4, 2001, we issued 10,000 common shares to each of our two directors, Raymond Turner and Mark Demmons, as compensation for their services as directors. Our third director, Bruce Turner, did not receive such compensation.


ADDITIONAL INFORMATION
----------------------

We have filed with the Securities and Exchange Commission (SEC), 450 Fifth Street N.W., Washington, D.C. 20549, a registration statement on Form SB-2 covering the common shares being sold in this offering. We have not included in this prospectus all the information contained in the registration statement, and you should refer to the registration statement and our exhibits for further information.

Any statement in this prospectus about any of our contracts or other documents must be materially accurate and not misleading. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document.

You may review a copy of the registration statement, including exhibits and schedules filed with it, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of such materials from the Public Reference Section of the SEC, at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a Website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

You may read and copy any reports, statements or other information that we file with the SEC at the addresses indicated above, and you may also access them electronically at the Web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.




















--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 25

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


FINANCIAL STATEMENTS - UNAUDITED TO JANUARY 31, 2003
----------------------------------------------------










                           GRAVITY SPIN HOLDINGS, INC.
                           ---------------------------





                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




                                                                       Page
                                                                       ----
Consolidated Financial Statements:

     Balance Sheets                                                     F-2

     Statements of Operations                                        F-3 - F-4

     Statements of Cash Flow                                            F-5

     Notes to Financial Statements                                   F-6 - F-7

--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 26

                           GRAVITY SPIN HOLDINGS, INC.
                           Consolidated Balance Sheets
                           ---------------------------

                                                             January 31,           July 31,
                                                                 2003                2002
                                                             (Unaudited)         (See Note 1)
                                                           ----------------    ----------------
                                     ASSETS

CURRENT ASSETS:
   Cash                                                    $      121,014     $        41,297
   Accounts receivable net of allowance for doubtful
     accounts of $6,451 for January 31
     and $6,259 for July 31                                        49,799              92,028
   Prepaid expenses & work in process                               5,241              13,247
                                                           ----------------    ----------------
          Total current assets                                    176,054             146,572

PROPERTY AND EQUIPMENT:
   Office furniture and equipment, net of accumulated
     depreciation of $693 for January 31
     and $879 for July 31                                           4,953               3,448
   Computer equipment, net of accumulated depreciation
     of $13,034 for January 31 and $9,060 for July 31              10,404              12,994
   Website net of accumulated depreciation of $446 for
     January 31 and $534 for July 31                                5,504               3,024
                                                           ----------------    ----------------

          Total property and equipment                             20,861              19,466
                                                           ----------------    ----------------

          Total assets                                     $      196,915      $      166,038
                                                           ================    ================

                     LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILTIES:
   Loan payable to related party                           $      196,271      $      126,944
   Accounts payable and accrued expenses                           42,076              59,825
   Unearned revenue                                                    --               5,773
                                                           ----------------    ----------------
          Total current liabilities                               238,347             192,542

STOCKHOLDERS' (DEFICIT):
   Common stock; 25,000,000 shares of $.001
     par value authorized; 10,771,600 shares
      issued and outstanding                                       10,772              10,772
   Discount on common stock                                        (9,994)             (9,994)
   Paid-in capital                                                 82,494              79,773
   Other comprehensive income                                         736               2,362
   Accumulated (deficit)                                         (125,440)           (109,417)
                                                           ----------------    ----------------
                                                                  (41,432)            (26,504)
                                                           ----------------    ----------------

     Total liabilities and shareholders' (deficit)         $      196,915      $      166,038
                                                           ================    ================




               The accompanying notes to financial statements are
                       an integral part of this statement.

--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 27

                           GRAVITY SPIN HOLDINGS, INC.
                      Consolidated Statements of Operations
                      -------------------------------------
                                   (Unaudited)

                                                       Six                 Six
                                                      Months              Months
                                                      Ending              Ending
                                                   January 31,         January 31,
                                                       2003                2002
                                                 ----------------    ----------------

Sales                                            $      232,404      $      139,763
Cost of sales                                           140,581              87,544
                                                 ----------------    ----------------
         Gross profit                                    91,823              52,219

EXPENSES:
   Legal and professional fees                           24,492              13,559
   Salaries and benefits                                 40,132              31,976
   Depreciation                                           3,315               6,928
   Rent expense                                          10,195                  --
   Other administrative expenses                         22,461              29,419
                                                 ----------------    ----------------
         Total expenses                                 100,595              81,882

Net income from operations                               (8,772)            (29,663)

OTHER INCOME (EXPENSE):
   Interest income                                           17                  92
   Interest expense                                      (7,268)             (5,137)
                                                 ----------------    ----------------
                                                         (7,251)             (5,045)
                                                 ----------------    ----------------

         Net income (loss)                       $      (16,023)     $      (34,708)
                                                 ================    ================

Net (loss) per common share                                   *                   *
                                                 ================    ================

Weighted average shares outstanding                  10,771,600          10,393,536
                                                 ================    ================

* Less than $.01

OTHER COMPREHENSIVE INCOME:
   Net income (loss)                             $      (16,023)     $      (34,708)
   Foreign currency translation adjustment                  736               3,392
                                                 ----------------    ----------------
     Total other comprehensive income (loss)     $       15,287      $      (31,316)
                                                 ================    ================











               The accompanying notes to financial statements are
                       an integral part of this statement.

--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 28

                           GRAVITY SPIN HOLDINGS, INC.
                      Consolidated Statements of Operations
                      -------------------------------------
                                   (Unaudited)

                                                      Three               Three
                                                      Months              Months
                                                      Ending              Ending
                                                   January 31,         January 31,
                                                       2003                2002
                                                 ----------------    ----------------

Sales                                            $       62,707      $       72,780
Cost of sales                                            27,359              51,871
                                                 ----------------    ----------------
         Gross profit                                    35,348              20,909

EXPENSES:
   Legal and professional fees                           14,833               3,160
   Salaries and benefits                                 23,283              12,194
   Depreciation                                             811               4,993
   Rent expense                                           5,064                  --
   Other administrative expenses                         12,485               6,278
                                                 ----------------    ----------------
         Total expenses                                  56,476              26,625

Net income from operations                              (21,128)             (5,716)

OTHER INCOME (EXPENSE):
   Interest income                                           16                   8
   Interest expense                                      (2,694)             (2,577)
                                                 ----------------    ----------------
                                                         (2,678)             (2,569)
                                                 ----------------    ----------------

         Net income (loss)                       $      (23,806)     $       (8,285)
                                                 ================    ================

Net (loss) per common share                                   *                   *
                                                 ================    ================

Weighted average shares outstanding                  10,771,600          10,325,368
                                                 ================    ================

* Less than $.01

OTHER COMPREHENSIVE INCOME:

   Net income (loss)                             $      (23,806)     $       (8,285)
   Foreign currency translation adjustment                  646                 662
                                                 ----------------    ----------------
     Total other comprehensive income (loss)     $      (23,160)     $       (7,623)
                                                 ================    ================












               The accompanying notes to financial statements are
                       an integral part of this statement.

--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 29

                           GRAVITY SPIN HOLDINGS, INC.
                      Consolidated Statements of Cash Flows
                      -------------------------------------
                                   (Unaudited)

                                                                                     Six
                                                                 Six                Months
                                                            Months Ending           Ending
                                                             January 31,         January 31,
                                                                 2003                2002
                                                           ----------------    ----------------

Cash flows from operating activities:
   Net income (loss)                                       $      (16,023)     $      (34,708)
   Adjustments to reconcile net (loss) to net cash
     used in operating activities:

       Interest contributed to capital                              2,568                  --
       Depreciation and amortization                                3,315               6,928
       Shares issued for services                                      --              28,500
       Net change in operating assets and liabilities:
            Accounts receivable                                    47,301              12,960
            Prepaid expenses                                        4,799             (28,604)
            Accounts payable and accrued expense                  (18,970)             24,846
            Unearned income                                        (5,839)                 --
                                                           ----------------    ----------------
Net cash (used) by operating activities                            17,151               9,922

Cash flows from investing activities:
   Purchase of property and equipment                              (4,096)             (8,045)
                                                           ----------------    ----------------
Net cash (provided) by investing activities                        (4,096)             (8,045)

Cash flows from financing activities:
   Proceeds from issuance of common stock                              --              48,660
   Loan payable to related party                                   64,197              (4,905)
                                                           ----------------    ----------------
Net cash provided by financing activities                          64,197              43,755

Effect of exchange rate changes on cash                             2,465              (3,392)
                                                           ----------------    ----------------
Net (decrease) increase in cash                                    79,717              49,024

Cash, beginning of period                                          41,297              23,160
                                                           ----------------    ----------------

Cash, end of period                                        $      121,014      $       72,184
                                                           ================    ================

Supplemental disclosure of cash flow information:
   Interest paid                                           $        7,268      $        6,073
   Income taxes paid                                       $           --      $           --











               The accompanying notes to financial statements are
                       an integral part of this statement.

--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 30

                   Notes to Consolidated Financial Statements
                   ------------------------------------------
                                   (Unaudited)


Note 1 - Management's Statement

The consolidated financial statements included herein have been prepared by Gravity Spin Holdings, Inc. without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted as allowed by such rules and regulations, and the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these financial statements be read in conjunction with the July 31, 2002 audited consolidated financial statements and the accompanying notes thereto included in the Company's Annual Report on Form 10-KSB filed December 2, 2002 with the Securities and Exchange Commission. While management believes the procedures followed in preparing these financial statements are reasonable, the accuracy of the amounts are in some respects dependent upon the facts that will exist and procedures that will be accomplished by Gravity Spin Holdings, Inc. later in the year.

The management of Gravity Spin Holdings, Inc. believes that the accompanying unaudited financial statements contain all adjustments (including normal recurring adjustments) necessary to present fairly the operations and cash flows for the periods presented.

Amounts shown for July 31, 2002 are based upon the July 31, 2002 audited consolidated financial statements.


Note 2 - Basis of Presentation

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary, Gravity Spin Inc.

All inter company account have been eliminated.


Note 3 -Related Party Transactions.

Customers representing corporations owned by shareholders of the Company provided $28,881 (46.05%) and $13,560 (18.6%) of the Company's revenues for the three months ending January 31, 2003 and January 31, 2002, respectively. Accounts receivable from those customers were $8,869 at January 31, 2003.


Note 4 -Change in Related Party Loan Agreement

Effective December 1, 2002, Gravity Spin Inc., the Company's subsidiary, entered into a new loan agreement with a related party replacing the April 4, 2002 agreement with the same party.

--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 31

                   Notes to Consolidated Financial Statements
                                   (Unaudited)


The new agreement, extends the prior agreement, for a term of five years commencing December 1, 2002 and provides for a new loan amount of $196,271 ($300,000 CAD), at January 31, 2003, with monthly interest of 6% per annum payable commencing January 1, 2003. The agreement may be terminated by either party by giving 30 days written notice. At least 25% of the Gravity Spin Inc. profit before taxes will be used to pay down the loan within 60 days after its year-end.

A provision in the prior agreement that required the related party to secure a line of credit for Gravity Spin Inc., was removed in the new agreement. The loan is secured by assets comprising substantially all of the personal property of Gravity Spin Inc. The assets are specifically registered under the Personal Property Security Act (Ontario).

--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 32

FINANCIAL STATEMENTS - AUDITED YEAR ENDED JULY 31, 2002
-------------------------------------------------------



                           GRAVITY SPIN HOLDINGS, INC.




                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                  Page

Report of Independent Certified Public Accountants                F-2

Consolidated Financial Statements:

         Balance Sheets                                           F-3

         Statements of Operations                                 F-4

         Statement of Shareholders' Equity                        F-5

         Statements of Cash Flow                                  F-6

         Notes to Financial Statements                            F-7 to F-13

--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 33

               Report of Independent Certified Public Accountants
               --------------------------------------------------




Board of Directors
Gravity Spin Holdings, Inc.

     We have audited the accompanying consolidated balance sheets of Gravity Spin Holdings, Inc. as of July 31, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended July 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentations. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gravity Spin Holdings, Inc. as of July 31, 2002 and 2001 and the results of its operations, its stockholders' equity, and its cash flows for the years ended July 31, 2002, in conformity with generally accepted accounting principles in the United States of America.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2, the Company has limited working capital and continued operating losses, which raise substantial doubts about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Miller and McCollom

MILLER AND MCCOLLOM
Certified Public Accountants
4350 Wadsworth Boulevard, Suite 300
Wheat Ridge, Colorado 80033
October 30, 2002

--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 34

                           Gravity Spin Holdings, Inc.
                           Consolidated Balance Sheets

                                                                     July 31,
                                                                     ------------------------------------
                                                                     2002                2001
                                                                     ----------------    ----------------

ASSETS

CURRENT ASSETS:
         Cash                                                        $       41,297      $       23,160
         Accounts receivable net of allowance for doubtful
           accounts of $6,259 for 2002 and $6,048 for 2001                   92,028              49,103
         Prepaid expenses                                                    13,247                  --
                                                                     ----------------    ----------------
                                    Total current assets                    146,572              72,263

PROPERTY AND EQUIPMENT:
         Office furniture and equipment, net of accumulated
           depreciation of $879 for 2002 and $4,369 for 2001                  3,448              13,989
         Computer equipment, net of accumulated depreciation
           of $9,060 for 2002 and $2,759 for 2001                            12,994               9,054
         Website net of accumulated depreciation of $534                      3,024                  --
                                                                     ----------------    ----------------

                                    Total property and equipment             19,466              23,043
                                                                     ----------------    ----------------

                                    Total assets                     $      166,038      $       95,306
                                                                     ================    ================

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILTIES:
         Loans payable to related parties                            $      126,944      $      130,770
         Accounts payable and accrued expenses                               59,825              18,013
         Unearned revenue                                                     5,773                  --
                                                                     ----------------    ----------------
                                    Total current liabilities               192,542             148,783

STOCKHOLDERS' (DEFICIT):
         Common stock; 25,000,000 shares of $.001
           par value authorized; 10,771,600 and 10,000,000
           shares issued and outstanding December 31, 2002
           and 2001, respectively                                            10,772              10,000
         Discount on common stock                                            (9,994)             (9,994)
         Paid-in capital                                                     79,773                  --
         Other comprehensive income                                           2,362               1,980
         Accumulated (deficit)                                             (109,417)            (55,463)
                                                                     ----------------    ----------------
                                                                            (26,504)            (53,477)
                                                                     ----------------    ----------------

                Total liabilities and shareholders' (deficit)        $      166,038      $       95,306
                                                                     ================    ================







               The accompanying notes to financial statements are
                       an integral part of this statement.

--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 35

                           Gravity Spin Holdings, Inc.
                      Consolidated Statements of Operations

                                                     Year Ended July 31,
                                                     2002                2001
                                                     ----------------    ----------------

Sales                                                $      350,441      $      166,269
Cost of sales                                               201,299              91,959
                                                     ----------------    ----------------
         Gross profit                                       149,142              74,310

EXPENSES:
         Legal and professional fees                         37,911                 762
         Salaries and benefits                               68,823              48,440
         Depreciation                                        19,139               5,904
         Rent expense                                        12,020                  --
         Bad debt expense                                     6,289              12,585
         Other administrative expenses                       50,489              25,677
                                                     ----------------    ----------------
         Total expenses                                     194,671              93,368

Net (loss) from operations                                  (45,529)            (19,058)

OTHER INCOME (EXPENSE):
         Interest income                                        104                 236
         Interest expense                                    (8,529)             (9,678)
                                                     ----------------    ----------------
                                                             (8,425)             (9,442)
                                                     ----------------    ----------------

                Net loss                             $      (53,954)     $      (28,500)
                                                     ================    ================

Net (loss) per common share                                    *                   *
                                                     ================    ================

Weighted average shares outstanding                      10,385,600          10,000,000
                                                     ================    ================

* Less than $.01

OTHER COMPREHENSIVE INCOME:
         Net loss                                    $      (53,954)     $      (28,500)
         Foreign currency translation adjustment                382               1,878
                                                     ----------------    ----------------
                Total other comprehensive income     $      (53,572)     $      (26,622)
                                                     ================    ================














               The accompanying notes to financial statements are
                       an integral part of this statement.

--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 36

                           Gravity Spin Holdings, Inc.
                 Consolidated Statement of Stockholders' Equity

                                                           Discount
                                                              On        Cumulative
                               Common          Common       Common     Comprehensive    Paid-in                   Stockholders'
                               Shares          Stock         Stock        Income        Capital       Deficit        Equity
                            -------------   ------------   ---------   -------------   ----------   -----------   -------------

Balance July 31, 2000         10,000,000    $    10,000    $ (9,994)   $        102    $      --       (26,963)   $    (26,855)

Net (loss) for the year
ended July 31, 2000                   --             --          --           1,878           --       (28,500)        (26,622)
                            -------------   ------------   ---------   -------------   ----------   -----------   -------------

Balance July 31, 2001         10,000,000    $    10,000    $ (9,994)   $      1,980    $      --    $  (55,463)   $    (53,477)

Shares sold by private                                                                    48,173            --
placement                        486,600            487          --              --                                     48,660

Shares issued to
employees                         35,000             35          --              --        3,465            --           3,500

Shares issued for
consulting services              250,000            250          --              --       24,750            --          25,000

Capital contributed by
shareholder                           --             --          --              --        3,385            --           3,385

Net (loss) for the year
ended July 31, 2002                   --             --          --             382           --       (53,954)        (53,572)
                            -------------   ------------   ---------   -------------   ----------   -----------   -------------

Balance July 31, 2002         10,771,600    $    10,772    $ (9,994)   $      2,362    $  79,773    $ (109,417)   $    (26,504)
                            =============   ============   =========   =============   ==========   ===========   =============












               The accompanying notes to financial statements are
                       an integral part of this statement.

--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 37

                           Gravity Spin Holdings, Inc.
                      Consolidated Statements of Cash Flows


                                                                Year Ended          Year Ended
                                                              July 31, 2002       July 31, 2001
                                                             ----------------    ----------------

Cash flows from operating activities:
         Net (loss)                                          $      (53,954)     $      (28,500)
         Adjustments to reconcile net (loss) to net cash
          used in operating activities:
         Bad debt expense                                             6,445              12,585
         Depreciation and amortization                               18,763               5,905
         Shares issued for services                                  28,500                  --
         Net change in operating assets and liabilities:
         Accounts receivable                                        (52,126)            (40,736)
         Prepaid expenses                                           (13,344)                 --
         Accounts payable and accrued expense                        44,891              (1,003)
         Unearned income                                              5,944                  --
                                                             ----------------    ----------------
Net cash (used) by operating activities                             (14,881)            (51,749)

Cash flows from investing activities:
         Purchase of property and equipment                         (16,542)             (7,990)
                                                             ----------------    ----------------
Net cash (used) by investing activities                             (16,542)             (7,990)

Cash flows from financing activities:
         Proceeds from issuance of common stock                      48,660                  --
         Loan payable to related party                                   --              63,079
                                                             ----------------    ----------------
Net cash provided by financing activities                            48,660              63,079

Effect of exchange rate changes on cash                                 900               1,878
                                                             ----------------    ----------------
Net increase in cash                                                 18,137               5,218

Cash, beginning of period                                            23,160              17,942
                                                             ----------------    ----------------

Cash, end of period                                          $       41,297      $       23,160
                                                             ================    ================

Supplemental disclosure of cash flow information:
         Interest paid                                       $        6,080      $       10,110
         Income taxes paid                                   $           --      $           --











               The accompanying notes to financial statements are
                       an integral part of this statement.

--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 38

                           Gravity Spin Holdings, Inc.
                          Notes to Financial Statements
--------------------------------------------------------------------------------


1. Summary of Significant Accounting Policies
---------------------------------------------

This summary of significant accounting policies of Gravity Spin Holdings, Inc. is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements. The financial statements are stated in United States of America dollars.

Organization and Description of Business
----------------------------------------

Gravity Spin Holdings, Inc. was incorporated in the State of Nevada, April 4, 2001. On June 30, 2001, the Company acquired the outstanding stock of Gravity Spin Inc. (formerly E-Fusion ATP Inc.), a Canadian corporation, that had been incorporated on March 3, 2000. The Company issued 10,000,000 shares of its common stock for the acquisition of Gravity Spin Inc. The two companies were under identical shareholder control. Prior to the acquisition, the Company had only nominal assets and liabilities. The transaction was treated as a reverse acquisition for accounting purposes, which is a capital transaction and not a business combination. The financial statements of the acquired subsidiary are presented for periods prior to the acquisition.

The Company engages in advertising, sales promotion, graphic design, branding. New media, and design services principally in Canada.

Based upon the Company's business plan, it had been a development stage enterprise through its fiscal year July 31, 2001, during which time it conducted web page development and communication marketing methodology. Accordingly, through July 31, 2001 the Company presented its financial statements in conformity with the accounting principles generally accepted in the United States that apply in establishing operating enterprises. As a development stage enterprise, the Company disclosed the deficit accumulated during the development stage and the cumulative statements of operations and cash flows from inception to through July 31, 2001. The audited financial statements at July 31, 2002 do not reflect development stage activities, and the financial statements as of July 31, 2001 no longer are shown as being a development stage enterprise.

Principles of Consolidation
---------------------------

The accompanying consolidated financial statements include the Company and its' wholly owned subsidiary, Gravity Spin Inc. All inter-company accounts have been eliminated in the consolidation.

Revenue Recognition
-------------------

Revenues are recognized in accordance with SEC Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." Under SAB 101, product revenues (or service revenues) are recognized when persuasive evidence of an

--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 39

                           Gravity Spin Holdings, Inc.
                          Notes to Financial Statements
--------------------------------------------------------------------------------


arrangement exists, delivery has occurred (or service has been performed), the sales price is fixed and determinable and collectibility is reasonably assured.

The Company's revenues are derived principally from the performance of services and design activities. Revenue is recognized on the completion of the respective services and delivery to the customer and recorded when the amount is considered collectible.

The Company treats any amounts actually invoiced before the completion of the work as unearned income.

Accounts Receivable
-------------------

Accounts receivable are recorded at the time that revenue is recognized. An allowance for doubtful accounts is provided when the collection of the account may be in doubt and subsequently written off when collection procedures are exhausted.

Property and Equipment
----------------------

Property and equipment are composed of office furniture and equipment, a website and computer equipment, and are being depreciated over five three and three years respectively.

Depreciation has been provided in amounts sufficient to recover asset costs over their estimated useful lives. All components of property and equipment are being depreciated or amortized.

Foreign Currency
----------------

The functional currency of the Company's operating subsidiary is the Canadian Dollar. The Company translates amounts into United States dollars using the current rate method. Under this method, assets and liabilities are translated to United States dollars at current exchange rates; revenues and expenses are translated at the average exchange rate during the period, and equity account are translated at the historical rate. Related translation adjustments are reported as other comprehensive income, a component of stockholders' equity.

Advertising
-----------

The Company's policy is to expense advertising costs as incurred. The Company incurred $2535 advertising costs for the period ending July 31, 2002 and $476 for the year ending July 31, 2001.

Use of Estimates
----------------

The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 40

                           Gravity Spin Holdings, Inc.
                          Notes to Financial Statements
--------------------------------------------------------------------------------


Earnings (Loss) Per Share
-------------------------

Earnings (loss) per share of common stock is computed by dividing the net earnings (loss) by the weighted average number of common shares outstanding during the period.

Estimated Fair Value of Financial Instruments
---------------------------------------------

The carrying value of accounts receivable, accounts payable, prepaid expenses and accrued liabilities reflected in the financial statements approximates fair value due to the short-term maturity of the instruments. The carrying value of loans payable approximates fair value based on current rates at which the Company could borrow funds with similar terms.

Comprehensive Income
--------------------

The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". SFAS 130 requires that the components and total amounts of comprehensive income be displayed in the financial statements beginning in 1998. Comprehensive income includes net income and all changes in equity during a period that arises from non-owner sources, such as foreign currency items and unrealized gains and losses on certain investments in equity securities. The Company's comprehensive income consists of foreign currency translation adjustments.

Income taxes
------------

The Company records deferred taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." The statement requires recognition of deferred tax assets and liabilities for temporary differences between the tax bases of assets and liabilities and the amounts at which they are carried in the financial statements, based upon the enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Valuation of Long-Lived Assets
------------------------------

The Company periodically analyzes its long-lived assets for potential impairment, assessing the appropriateness of lives and recoverability of unamortized balances through measurement of undiscounted operation cash flows on a basis consistent with accounting principles generally accepted in the United States of America.

Other
-----

The Company's fiscal year end is July 31.

The Company paid no dividends during the periods presented.

Certain comparative figures have been reclassified to conform to the current year presentation.

--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 41

                           Gravity Spin Holdings, Inc.
                          Notes to Financial Statements
--------------------------------------------------------------------------------


The Company consists of one reportable business segment.

All revenue reported is from external customers in Canada. All of the Company's assets are located in Canada.

2. Basis of Presentation - Going Concern
----------------------------------------

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern. However, the Company has insufficient working capital, has sustained operating losses since inception and has insufficient capital to continue these sustained losses. This fact raises substantial doubt about the Company's ability to continue as a going concern. Management plans to obtain additional capital to further develop the Company's profitability.

3. Loans payable to Related Parties
-----------------------------------

As of July 31, 2001 the Company was indebted to one of its shareholders for $130,770 having a maturity date of April 27, 2002, with interest at 8% per annum.

On April 1, 2002, the Company entered into a loan agreement for a term of five years with an investment corporation related to the shareholder mentioned above. The loan agreement provides for a consolidation of two previous loans, that the previous loans are terminated and all interest payments are considered paid in full. The new loan of $126,994 at July 31, 2002 is secured by the Company's assets and is interest free, with no principal payments scheduled and no interest will accrue. Either party may terminate the agreement by giving thirty days notice in writing. The Company has agreed to pay at least 25% of any profits before taxes of the Company's subsidiary to pay down the loan within sixty days of the subsidiary's year end, and the loan will be repaid before any profits or bonuses can be distributed to any shareholder. The agreement further provides that the investment company will secure a line of credit on behalf the Company with a financial institution to be determined by the investment company. As a part of the loan agreement, the Company agrees that it will pay interest and principal as required on any line of credit obtained by the investment company.

Interest expense has been imputed on the non-interest loan at 8% per annum, the same rate as the old loans being replaced, of $3,385. The imputed amount is recorded as paid-in capital.

4. Stockholders' Equity
-----------------------

The company has one class of common stock.

Under accounting principles generally accepted in the United States of America, the acquisition of Gravity Spin Inc. as described in Note 1, is considered to be a capital transaction in substance, rather than a business combination, accompanied by a re-capitalization and is accounted for as a change in capital structure. Accordingly accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. A total of 10,000,000 shares of the Company's $0.001 par value, common stock were

--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 42

                           Gravity Spin Holdings, Inc.
                          Notes to Financial Statements
--------------------------------------------------------------------------------


issued to the holders of Gravity Spin Inc., which became a wholly owned subsidiary. Since the Company had only nominal assets or liabilities, the Company accounted for the issuance of stock at par value and recorded a discount on the issuance of common stock of $9,994.

The Company sold a total of 486,600 shares of its common stock at $0.10 per share during September and October 2001 and January 2002.

The Company issued 35,000 shares of stock for services to employees and Directors of the Company and was recorded at the same price that the Company had sold stock during the same period. The weighted average fair value of the stock issued to the employees and Directors of the Company was $0.10.

The Company issued 250,000 shares of stock for consulting services (see note 9).

The Company has agreed to issue 50,000 shares of common stock to a consultant for past services at a stated value of $5,000 to be issued when the Company stock is registered with the Ontario Securities Commission. The amount is shown as an account payable at July 31, 2002.

5. Related Party Transactions
-----------------------------

Parties related to the Company (stockholders) provided 56.05% of the Company's revenue during the year ending July 31, 2002. Accounts receivable from these customers was $67,877 at July 31, 2002.

6. Income Taxes
---------------

The Company is subject to United States income taxes and its operating subsidiary is subject to Canadian income taxes. The company had no income tax expense during the reported periods due to net operating losses.

Deferred tax assets at year-end consisted solely of the estimated benefit of net operating loss carryforwards. The deferred tax assets have been fully offset by a valuation allowance due to the uncertainty of the realization of the assets. The valuation allowance was adjusted during the year by an amount equal to the change in the deferred tax asset to result in a net deferred tax asset of zero.

At July 31, 2002, the Company has estimated net operating loss carryforwards of $43,200 in Canada and $44,300 in the United States. The Canadian non-capital loss carryforwards will expire in 2007 and 2008. The United States carryforwards will expire in 2021 and 2022. The carryforwards may be further limited by a change in company ownership and other conditions.

Income taxes at the estimated statutory rate are reconciled to the Company's actual income taxes as follows:

--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 43

                           Gravity Spin Holdings, Inc.
                          Notes to Financial Statements
--------------------------------------------------------------------------------


                                                           July 31,
                                                           2002        2001
                                                           ---------   ---------
Income Tax benefit at statutory rate (38.6%) resulting
 from net operating loss carryforwards                      38.6        38.6
Deferred income tax valuation allowance                    (38.6)      (38.6)
                                                           ---------   ---------
                                                              --          --
                                                           =========   =========

7. Concentration of Risk
------------------------

The Company's business is limited to customers in Canada with a small group of customers constituting the majority of revenues. Those comprising more than 10% of the Companies revenues and their respective percentage of total revenues are as follows:

During the year ended July 31, 2001, three customers each accounted for 23.1%, 13.1% and 12.4% of the Company's sales respectively.

During the year ended July 31, 2002, three customers accounted for 31.5%, 16.5% and 19.32% of the Company's sales respectively.

8. Commitments and Contingencies
--------------------------------

The Company's subsidiary entered into an office and facility lease commencing February 1, 2002 and expiring January 31, 2007. The lease is generally subject to a base rent with varying increase provisions. The Company at the request of the landlord changed its location within the same building. Future base rent commitments, during the years ended July 31 under the amended lease are as follows:

               2003                $   19,524
               2004                    17,458
               2005                    17,458
               2006                    17,458
               2007                     8,729

The Company incurred rent expense of $12,020 for the year ending July 31, 2002 and none for the year ending July 31, 2001

9. Prepaid Consulting Services
------------------------------

On December 3, 2001, the Company entered into a Financial Services Consulting Agreement whereby the Company retained the consultant to provide services in connection with assisting the Company to obtain public listing or fee quotation service of its' common stock. In connection therewith the Company paid $5,000 to the consultant and issued 250,000 shares of its common stock at an agreed upon price of $0.10 per share.

--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 44

                           Gravity Spin Holdings, Inc.
                          Notes to Financial Statements
--------------------------------------------------------------------------------


The agreement provides that the consultant will provide services from December 3, 2001 to the date the Company obtains a public listing or fee quotation service or for a period of one year, whichever last occurs. In accordance with EITF 96-18 the Company has determined a measurement date of December 3, 2001. The Company, in accordance with FAS 123 "Accounting for Stock Based Compensation", has determined the value of the services at the agreed upon price and, accordingly, recorded the issuance of the stock based upon the fair value of the services of $25,000.

The total cost of the services, $30,000, composed of the $5,000 cash paid and the $25,000 paid in stock, is being amortized over a period of 12 months, commencing on the measurement date. A total of $10,000 is being deferred at July 31, 2002.

10. Risks and Uncertainties
---------------------------

The Company is subject to substantial business risks and uncertainties inherent in the engagement of internet professional services and website design activities.

--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 45

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


PART II
-------


INDEMNIFICATION OF DIRECTORS AND OFFICERS
-----------------------------------------

Our Articles of Incorporation provide that no director or officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director of officer involving any act or omission of any such director or officer, provided however, that the foregoing provision shall not eliminate or limit the liability of a director of officer for acts or omissions which involve violation of criminal law or the payment of distributions in violation of N.R.S. 78.300. Any repeal or modification of this Article shall be prospective only and shall not adversely affect any limitation on personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.


OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
-------------------------------------------

The following table sets forth the various expenses to be paid by us in connection with the issuance and distribution of the securities being registered, other than sales commissions. All amounts shown are estimates except for amounts of filing and listing fees.

Filing Fee of SEC                                    $569.40
Accounting and Audit Fees                            $ 6,000
Legal Fees and Expense                               $10,000
Printing and Engraving Expenses                      $10,000
                                                     -------

Total                                                $26,569.40
                                                     ==========


RECENT SALES OF UNREGISTERED SECURITIES
---------------------------------------

(a)  Securities issued and sold:

1. On June 30, 2001 we issued 3,333,334 common shares, having $0.001 par value per share, to SS Holdings Inc., a Nevis corporation in exchange for 30 common shares of E Fusion ATP Inc. (Gravity Spin Inc.) pursuant to Regulation S of the Securities Act of 1933. S.S. Holdings, Inc. is beneficially owned by Bruce Turner, our president and a director.


2. On June 30, 2001 we issued 3,333,333 common shares, having $0.001 par value per share, to White Sands Holding Inc., a Nevis corporation in exchange for 30 common shares of E Fusion ATP Inc. (Gravity Spin Inc.) pursuant to Regulation S of the Securities Act of 1933. White Sands Holding Inc. is beneficially owned by Erwin Zecha.


3. On June 30, 2001 we issued 3,333,333 common shares, having $0.001 par value per share, to Oakridge Holdings, Inc., a Nevis corporation in exchange for 30 common shares of E Fusion ATP Inc. (Gravity Spin Inc.) pursuant to Regulation S of the Securities Act of 1933. Oakridge Holdings, Inc. is beneficially owned by Richard Arnold.


4. On November 29, 2001, we accepted and executed subscription agreements that sold the following shares, having $0.001 par value per share, to the following persons, at an offering price of $0.10 per share for gross offering proceeds of $48,660 USD, pursuant to Regulation "S" of the Securities Act of 1933. We also issued 10,000 common shares to Marco Fernandez and 5,000 common shares to Derong Chen as payment in lieu of cash for their services as employees as indicated below:


--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 46

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


Name                     Residency                         Shares       Proceeds
----------------------   ------------------------------    ---------    --------
Souren Agemian           Toronto, Ontario, Canada          100,000      $10,000
Rosemary Agemian         Toronto, Ontario, Canada          100,000      $10,000
Earl Bolland             Island Grove, Ontario, Canada       5,000      $   500
Keith Bolland            Newmarket, Ontario, Canada          5,000      $   500
Nancy Bolland            Toronto, Ontario, Canada            2,500      $   250
Frank Bosso              Thornhill, Ontario, Canada         10,000      $ 1,000
Maria Bosso              Thornhill, Ontario, Canada         10,000      $ 1,000
Gloria Browne            Newmarket, Ontario, Canada          5,000      $   500
Derong Chen              Mississauga, Ontario, Canada        5,000          *
Dr. Paul Custoreri       Thornhill, Ontario, Canada          2,500      $   250
Shaun De Jager           Toronto, Ontario, Canada            3,000      $   300
Lisa Di Maria            Toronto, Ontario, Canada           20,000      $ 2,000
Pauline Di Maria         Toronto, Ontario, Canada           20,000      $ 2,000
Vince Di Maria           Toronto, Ontario, Canada           20,000      $ 2,000
Jennifer Eisen           Toronto, Ontario, Canada            5,000      $   500
Dr. Robert Feeley        Toronto, Ontario, Canada           10,000      $ 1,000
Marco Fernandez          Mississauga, Ontario, Canada       10,000          *
Robert Ignagni           Toronto, Ontario, Canada           10,000      $ 1,000
Jens Jorgensen           Kleinberg, Ontario, Canada         27,500      $ 2,750
Natalia Jorgensen        Kleinberg, Ontario, Canada         25,000      $ 2,500
Pia Jorgensen            Sault St. Marie, Ontario, Canada    2,500      $   250
Robert MacNeil           Brampton, Ontario, Canada          10,000      $ 1,000
Lise McLlwain            Grand Bend, Ontario, Canada         2,500      $   250
Mark Mickleborough       Toronto, Ontario, Canada            5,000      $   500
Carmen Minard            Mississauga, Ontario, Canada        2,500      $   250
Joe Minard               Oakville, Ontario, Canada          10,000      $ 1,000
Kevin Minard             Mississauga, Ontario, Canada        2,500      $   250
Trish Minard             Oakville, Ontario, Canada          10,000      $ 1,000
Douglas Paton            Thornhill, Ontario, Canada         10,000      $ 1,000
Wojciech Szalkowsky      Etobicoke, Ontario, Canada         10,000      $ 1,000
Aram Tourikian           Richmond Hill, Ontario, Canada      9,300      $   930
Jane Tourikian           Richmond Hill, Ontario, Canada      9,300      $   930
Nola Turner              Thornhill, Ontario, Canada         10,000      $ 1,000
Richard Turner           Mississauga, Ontario, Canada       12,500      $ 1,250
Total                                                      501,600      $48,600
* for services as employees

5. On December 4, 2001 pursuant to Regulation "S" we entered into an agreement with IFG Investments Services Inc. and agreed to issue 250,000 common shares, as payment for services rendered and to be rendered in the amount of $25,000.

6. On December 4, 2001 pursuant to Regulation "D" rule 506 we issued 10,000 common shares to each of our directors Mark Demmons and Raymond Turner as compensation for their services as directors. We have valued these services at $1,000 per director.

(b)  Underwriters and Other Purchasers.

     Not applicable

(c)  Consideration.



--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 47

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


     See (a) above.

(d)  Exemption from Registration Claimed.

     See (a) above.


7. The outstanding shares in the company, Oakridge Holdings Inc. have been transferred to IFG Trust Services Inc. as Trustee for Oakridge Trust effective November 22, 2002 pursuant to the Resolution of the Sole Shareholder and Director provided and dated November 2, 2002.

     As at April 25, 2003 Bruce Turner was appointed sole beneficiary of Oakridge Trust.



EXHIBITS
--------


3.1       *Our Articles of Incorporation dated April, 2001.
3.2       *Our Articles of Amendment dated November 1, 2001.
3.3       *Our Articles of Amendment dated December 5, 2001.
4.1       *Specimen ordinary share certificate
5.1 *Opinion of Stepp Law Group as to the legality of the securities offered hereby
10.1      *Material contract: Private North America
10.2      *Material Agreement: Office Lease
10.3      *Material Agreement: Doral EZ Investments Inc. - Loan Agreement
10.4      *Material  Agreement:  Doral  EZ  Investments  Inc.  - Loan  Agreement
          (Amended)
10.5 *Material Agreement: IFG Investments Services Inc.-Consulting Services Agreement
23.1      *Consent of Miller and McCollom, Certified Public Accountants
24.1      *Power  of  Attorney   (Contained  on  the  signature  pages  of  this
          Registration Statement)

* Please reference exhibits on the Registration Statement SB-2A of June 21, 2002 which was declared effective by the SEC on July 02, 2002.


B.  FINANCIAL STATEMENT SCHEDULES

All schedules are omitted because they are not applicable or the required information is shown in our consolidated financial statements and related notes included in the prospectus.


UNDERTAKINGS
------------

(a)  The undersigned Registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to;

     (i) Include any prospectus required by Section 10(a)(3) for the Securities Act of 1933, as amended (the "Securities Act");

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

     (iii) Include any additional changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bonafide offering thereof.



--------------------------------------------------------------------------------
Post-Effective Amendment Form SB-2                                     Page 48

                           GRAVITY SPIN HOLDINGS, INC.
--------------------------------------------------------------------------------


(3) File a post-effective amendment to remove from registration any of the securities, which remain unsold at the end of the offering.

(4) Provide to the transfer agent at the closing, certificates in such denominations and registered in such names as are required by the transfer agent to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


POWER OF ATTORNEY
-----------------

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Bruce Turner his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement and to file the same, with all exhibits thereto, any other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 10th day of December 2002.


SIGNATURES
----------


In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Toronto, Ontario, Canada, on April 28, 2003.


GRAVITY SPIN HOLDINGS INC.
--------------------------

SIGNATURE                             TITLE


/s/ Mr.  Bruce Turner                 President and Director
-----------------------
Bruce Turner









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Post-Effective Amendment Form SB-2                                     Page 49